EXHIBIT 10.7

Execution Version

SECOND AMENDED AND RESTATED NOTE PURCHASE AGREEMENT

THIS SECOND AMENDED AND RESTATED NOTE PURCHASE AGREEMENT (this “Agreement”) dated as of April 30, 2013 (the “Restatement Date”) is entered into by and between (i) the financial institutions from time to time party hereto as purchasers (each a “Purchaser” and collectively, the “Purchasers”); (ii) BIA DIGITAL PARTNERS SBIC II LP, a Delaware limited partnership with an office located at 15120 Enterprise Court, Chantilly, VA 20151, in its capacity as agent for the Purchasers (in such capacity, the “Agent”), and (iii) GLOBAL TELECOM & TECHNOLOGY, INC., a Delaware corporation (“GTTI”), GLOBAL TELECOM & TECHNOLOGY AMERICAS, INC., a Virginia corporation (“GTTA”), each with offices located at 8484 Westpark Drive, Suite 720, McLean, Virginia 22102, WBS CONNECT LLC, a Colorado limited liability company with offices located at 8400 E. Crescent Parkway, Suite 600, Greenwood Village, Colorado 80111 (“WBS”), PACKETEXCHANGE (USA), INC., a Delaware corporation (“PEUSA”), PACKETEXCHANGE INC., a Delaware corporation (“PEINC”), Communication Decisions-SNVC, LLC, a Virginia limited liability company (“Communication Decisions”), Core180, LLC, a Delaware limited liability company (“CORE180”), Electra Ltd., a Virginia corporation (“Electra”), IDC Global, Inc., a Delaware corporation (“IDC”), NLayer Communications, Inc., an Illinois corporation (“NLayer”), and upon consummation of the TiNet Acquisition and execution of the Joinder, NT Network Services, LLC, a Delaware limited liability company (“NT Network”, and together with GTTI, GTTA, WBS, PEUSA, PEINC, Communication Decisions, CORE180, Electra, IDC and NLayer, individually and collectively, jointly and severally, the “Borrower”).

RECITALS:

WHEREAS Borrower (other than NLayer, Communication Decisions, CORE180, Electra, IDC and NT Network) and BIA DIGITAL PARTNERS SBIC II LP (“BIA”) as a purchaser previously entered into a Note Purchase Agreement (the “Initial Note Purchase Agreement”) dated as of June 6, 2011 (the “Initial Closing Date”).

AND WHEREAS Borrower (other than Communication Decisions, CORE180, Electra, IDC and NT Network), BIA and PLEXUS FUND II, L.P. (“Plexus” and together with BIA, each in its capacity as a purchaser, in such capacity, collectively, the “Original Purchasers” and each, individually, an “Original Purchaser”) previously entered into an Amended and Restated Note Purchase Agreement (the “Existing Note Purchase Agreement”) dated as of April 30, 2012 (the “A&R Closing Date”) for purposes of amending and restating the Initial Note Purchase Agreement.

AND WHEREAS pursuant to the Equity Purchase Agreement (the “Purchase Agreement”) dated as of April 30, 2013 by and among Neutral Tandem, Inc. (d/b/a Inteliquent) as parent, NT Network Services, Inc., as seller, and GTTI, as purchsar, GTTI has agreed to acquire 100% of the outstanding equity interests of NT Network and NT Network Services LLC, SCS, a limited partnership organized under the laws of Luxembourg (“TiNet”, and such acquisition,  the “TiNet Acquisition”).

AND WHEREAS Borrower has requested that the Original Purchaser and the other Purchasers party hereto amend and restate the Existing Note Purchase Agreement to, among other things, (i) partially finance the TiNet Acquisition and other growth or working capital initiatives and (ii) add certain entities as Borrowers hereunder and add additional Purchasers who will extend additional credit to Borrower and the other Loan Parties, as provided herein, and the Agent and Purchasers are willing amend and restate Existing Note Purchase Agreement upon the terms and conditions hereinafter set forth;

AND WHEREAS the parties hereto have agreed to amend and restate the terms and provisions of the Existing Note Purchase Agreement in their entirety on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

1	ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP.  Calculations and determinations must be made following GAAP, as applicable.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2	PURCHASE AND SALE

2.1           Promise to Pay.  Borrower hereby unconditionally, jointly and severally, promises to pay each Purchaser the outstanding principal amount of the Notes held by such Purchaser and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1	Reserved.

2.1.2	Reserved.

2.1.3	Reserved.

2.1.4	Reserved.

2.1.5	Notes.

(a)	Original Notes; Restatement Notes;

(i)           The Borrower sold to the Original Purchasers, and the Original Purchasers purchased from the Borrower, in reliance on the representations, warranties and covenants of the Borrower and the other Note Parties under the Existing Note Purchase Agreement, upon the terms and subject to the conditions set forth therein, notes in the original principal amount set forth after such Original Purchaser’s name under the heading “Original Notes” contained on Schedule 2.1.5 (the “Original Notes”).  The Original Notes remain in full force and effect as of the Restatement Date and are hereby ratified and reaffirmed in all respects.

(ii)          On the Restatement Date, the Borrower shall deliver to the Original Purchasers an amended and restated note reflecting the outstanding principal amount of the Original Notes on the Restatement Date (the “Amended and Restated Note”) and thereafter cancel such Original Notes.

(iii)         Subject to and in reliance upon the representations, warranties, terms and conditions of this Agreement, each Purchaser agrees (severally and not jointly) to purchase from Borrower on the Restatement Date, and Borrower agrees to sell to each Purchaser, notes in the original principal amount set forth after such Purchaser’s name under the heading “Restatement Notes” contained on Schedule 2.1.5 (the “Restatement Notes”).

(iv)        Subject to and in reliance upon the representations, warranties, terms and conditions of this Agreement, each Purchaser agrees (severally and not jointly) to purchase from Borrower, and Borrower agrees to sell to each Purchaser, notes (the “Additional Notes” and together with the Restatement Notes, the “Notes”) in an aggregate principal amount not to exceed the amounts set forth next to such Purchaser’s name under the heading “Additional Notes” contained on Schedule 2.1.5 (the “Commitment Amount”).  The Commitment Amount shall be reduced by the amount of any Additional Notes funded in accordance with this Agreement, and on the Commitment Termination Date the Commitment Amount shall automatically be reduced to zero.

(b)           Take Down Procedures for Additional Notes.

(i)           At any time on or prior to the Commitment Termination Date, Borrower may, subject to the terms hereof, sell additional Notes to those Purchasers with a commitment to purchase Additional Notes hereunder in aggregate principal amounts up to the Commitment Amount, by giving Agent and such Purchaser notice not later than thirty (30) days prior to the date of such proposed purchase and sale (each, an “Additional Takedown”), of (x) the principal amount of the Note to be purchased and sold at such Additional Takedown (which amount shall be not less than $1,000,000 and shall be in increments of $1,000,000 for any Additional Takedown), and (y) the date of such Additional Takedown.  In the case of any Additional Takedown used to finance a Permitted Acquisition, such notice will also describe, in reasonable detail satisfactory to Agent and such Purchaser, the Permitted Acquisition or acquisitions to be financed with the proceeds of such Additional Takedown, including, without limitation, (A) the amount and types of consideration proposed to be paid, (B) the proposed sources of financing therefor and (C) a reasonably detailed description of the business or businesses to be acquired.

(ii)           Reserved.

(iii)           On the Restatement Date and on the Closing Date for each Additional Takedown, Borrower will deliver to each Purchaser purchasing Additional Notes at such Additional Takedown a single Note, dated the applicable Closing Date and registered in each such Purchaser’s name, in a principal amount equal to the aggregate principal amount of the Note being purchased and sold to such Purchaser in connection with the applicable Additional Takedown, in consideration for delivery by each such Purchaser to Borrower of immediately available funds by wire transfer to an account designated in writing by Borrower prior to such Closing Date of an amount equal to the aggregate principal amount of the Note being purchased by each such Purchaser in connection with such Additional Takedown.  If on such Closing Date Borrower shall fail to tender such Notes as provided in this Section 2.1.5(b)(iii) or any of the conditions specified in Section 3 shall not have been fulfilled to each such Purchaser’s satisfaction, any such Purchaser shall, at its election, be relieved of all further obligations hereunder with respect to the applicable Additional Takedown, without thereby waiving any other rights it may have by reason of such failure or such nonfulfillment.

(c)           Mandatory Redemption at Maturity.  The Notes shall be due and payable in full on the Maturity Date, unless payment is sooner required hereunder.

(d)           Voluntary Redemptions.  The Notes may be prepaid, in whole or in part prior to the Maturity Date by Borrower, effective three (3) Business Days after written notice of such prepayment is given to Agent and Purchasers, by payment of the principal amount of the Notes (or portion thereof in a minimum amount of $1,000,000 and integral multiples of $250,000 in excess of such amount) to be redeemed, plus accrued and unpaid interest and fees thereon through the date of such redemption, plus the Prepayment Premium.  Notwithstanding any such redemption, Agent’s and Purchasers’ lien and security interest in the Collateral shall continue until Borrower fully satisfies its Obligations (other than inchoate indemnity obligations).  Upon payment in full of the Obligations (other than inchoate indemnity obligations) and at such time as each Purchaser’s obligation to purchase additional Notes at Additional Takedowns have terminated, Agent and Purchasers shall terminate and release its liens and security interests in the Collateral and all rights therein shall revert to Borrower.  All payments (including prepayments) on account of the Notes shall be applied to all Notes on a pro rata basis.

(e)           AHYDO.  Notwithstanding anything to the contrary contained herein, if (1) the Notes remain outstanding after the fifth anniversary of the initial issuance thereof and (2) the aggregate amount of the accrued but unpaid interest on the Notes (including any amounts treated as interest for federal income Tax purposes, such as “original issue discount”) as of any Testing Date occurring after such fifth anniversary exceeds an amount equal to the Maximum Accrual, then all such accrued but unpaid interest on the Notes (including any amounts treated as interest for federal income Tax purposes, such as “original issue discount”) as of such time in excess of an amount equal to the Maximum Accrual shall be paid in cash by Borrower to the holders thereof on such Testing Date, it being the intent of the parties hereto that the deductibility of interest under the Notes shall not be limited or deferred by reason of Section 163(i) of the U.S. Internal Revenue Code.  For these purposes, the “Maximum Accrual” is an amount equal to the product of such Notes’ issue price (as defined in U.S. Internal Revenue Code Sections 1273(b) and 1274(a)) and their yield to maturity, and a “Testing Date” is any Interest Payment Date and the date on which any “accrual period” (within the meaning of Section 1272(a)(5) of the U.S. Internal Revenue Code) closes.  Any accrued interest which for any reason has not theretofore been paid shall be paid in full on the date on which the final principal payment on a Note is made.

(f)           OID.  Borrower, Agent and each Purchaser agree (i) that the Notes are debt for federal income Tax purposes, (ii) that the Notes issued to each Purchaser constitute a single debt instrument for purposes of Sections 1271 through 1275 of the U.S. Internal Revenue Code and the Treasury Regulations thereunder (pursuant to Treasury Regulations Section 1.1275-2(c)), that such debt instrument is issued with original issue discount (“OID”), and that such debt instrument is described in Treasury Regulations Section 1.1272-1(c)(2) and therefore is governed by the rules set out in Treasury Regulations Section 1.1272-1(c), including Section 1.1272-1(c)(5), and is not governed by the rules set out in Treasury Regulations Section 1.1275-4, (iii) that any calculation by Borrower regarding the amount of OID for any accrual period on the Notes shall be subject to the review and approval of each respective Purchaser, not to be unreasonably withheld, and (iv) to adhere to this Agreement for federal income Tax purposes and not to take any action or file any Tax return, report or declaration inconsistent herewith (including with respect to the amount of OID on the Notes as determined in accordance with the preceding Section 2.1.5(f)(iii).  The inclusion of this Section 2.1.5(f) is not an admission by any Purchaser that it is subject to United States Taxation.  In connection with the purchase of the Restatement Notes, BNY is receiving the Initial BNY Warrant, BIA is receiving the Additional BIA Warrant and Plexus is receiving the Additional Plexus Warrant.  In the event such Restatement Notes, the Restatement Warrants are considered the issuance of an “investment unit” under Code Section 1273(c)(2), the parties agree that the fair market value of the Restatement Warrants is $1,164,327.72 for purposes of investment unit allocation under Code Section 1273(c)(2).  Borrower, BNY, BIA and Plexus agree to report in a manner that is consistent with this allocation for all Tax purposes. In connection with the purchase of Additional Notes at Additional Takedowns, if any, Plexus and BNY will receive Additional Warrants.  In the event such Additional Notes and the Additional Warrants are considered the issuance of an “investment unit” under Code Section 1273(c)(2), the parties agree, for purposes of investment unit allocation under Code Section 1273(c)(2), to calculate the fair market value of such Additional Warrants in the same manner as the Original Warrants, which final calculation shall be mutually agreed upon by Plexus, BNY and Borrower.  Borrower, Plexus and BNY agree to report in a manner that is consistent with such allocation for all Tax purposes.

2.2           Warrants.

(a)           Original Warrants.  Prior to the Restatement Date, GTTI sold to the Original Purchasers, and the Original Purchasers purchased from GTTI, in reliance on the representations, warranties and covenants of Borrower and the Original Purchasers contained in the Existing Note Purchase Agreement, the Original Warrants.  The Original Warrants remain in full force and effect as of the Restatement Date.

(b)           Restatement Warrants.  Subject to the terms and conditions of this Agreement, on the Restatement Date, (i) BNY agrees to subscribe for and purchase from GTTI, and GTTI agrees to issue to BNY a warrant exercisable for 329,214 shares of common stock (as adjusted from time to time as provided in therein), $0.001 par value per share (the “Common Stock”), of GTTI at an exercise price equal to $3.306 per share (as adjusted from time to time as provided in therein) (the “Initial BNY Warrant”), (ii) BIA agrees to subscribe for and purchase from GTTI, and GTTI agrees to issue to BIA a warrant exercisable for 356,649 shares of Common Stock (as adjusted from time to time as provided in therein) at an exercise price equal to $3.306 per share (as adjusted from time to time as provided in therein) (the “Additional BIA Warrant”), and (iii) Plexus agrees to subscribe for and purchase from GTTI, and GTTI agrees to issue to Plexus a warrant, exercisable for 246,911 shares of Common Stock (as adjusted from time to time as provided in therein) at an exercise price equal to $3.306 per share (as adjusted from time to time as provided in therein) (the “Additional Plexus Warrant”, and together with Additional BIA Warrant and the Initial BNY Warrant, the “Restatement Warrants”).

(c)           Additional Warrants.  At any Additional Takedown, Plexus and BNY each agree to subscribe for, and GTTI agrees to issue to Plexus and BNY additional warrants (each an “Additional Warrant” and collectively the “Additional Warrants”) to purchase the Applicable Number (as defined below) of shares of Common Stock of GTTI at an exercise price equal to the trailing 30-day average price per share prior to the applicable Closing Date (as adjusted from time to time as provided in the Additional Warrants).  Each Additional Warrant shall be substantially in the form of the Restatement Warrants (disregarding the provisions of Section 9(f) thereof and other than the exercise price and other adjustments satisfactory to Plexus and BNY).  For purposes hereof, “Applicable Number” means an amount corresponding to the aggregate amount of such Person’s lending in such Additional Takedown assuming that such Person shall subscribe for in such Additional Takedown such number of Additional Warrants on a per-dollar-lended basis corresponding to the number of Restatement Warrants such Person subscribed for on the Restatement Date for each dollar purchased on the Restatement Date, after giving effect to all adjustments set forth in Section 9(f) of the Restatement Warrants.

(d)           Representations and Warranties regarding the Restatement Warrants and Additional Warrants.  Each of BNY, BIA and Plexus, severally and not jointly, in its capacity as a Purchaser of Restatement Notes and its Restatement Warrant and Additional Warrant (with respect to Plexus and BNY) acknowledges, represents and warrants as follows:

(i)           Its Restatement Warrant and Additional Warrant and the capital stock issuable upon the exercise of such Restatement Warrant and Additional Warrant is being acquired for its account for investment only and not with a view towards, or with any intention of, a distribution or resale thereof, in whole or in part, or the grant of any participation therein by subdivision or otherwise.

(ii)           Its Restatement Warrant and Additional Warrant and the capital stock issuable upon the exercise of such Restatement Warrant and Additional Warrant have not been registered under the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or the securities laws of any state or any other domestic or foreign jurisdiction and may not be offered for sale, sold, pledged, hypothecated, transferred, assigned or otherwise disposed of in the absence of (i) an effective registration for such transaction under the Securities Act or (ii) a valid exemption from the registration requirements of the Securities Act for such transaction. In addition, such Person acknowledges that the certificates evidencing the shares of such capital stock will contain a legend to this effect.

(iii)           Such Person acknowledges that it may not be possible for it to liquidate its investment in its Restatement Warrant and Additional Warrant, or the capital stock issuable upon exercise of such Restatement Warrant and Additional Warrant, and such Person is prepared, therefore, to hold the same indefinitely.

(iv)           Such Person is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act by virtue of the fact that it (i) is a limited partnership, (ii) was not formed for the specific purpose of acquiring a Restatement Warrant and Additional Warrant and the capital stock issuable upon exercise of such Restatement Warrant and Additional Warrant, and (iii) has total assets in excess of $5,000,000.

2.3           Payment of Interest on the Notes.

(a)           Interest Rate.   The Obligations shall bear interest at a rate of thirteen and one half percent (13.5%) per annum, of which (i) at least eleven and one half percent (11.5%) per annum shall be payable in cash monthly in arrears on each Interest Payment Date in each year (the “Cash Interest Portion”), commencing with the first Interest Payment Date following the Initial Closing Date and (ii) two percent (2.0%) per annum shall be, at Borrower’s option, paid in cash (upon not less than three (3) Business Days notice prior to such Interest Payment Date) or paid-in-kind (the “PIK Interest”); provided, however, during a Performance Pricing Period, the Obligations shall bear interest at a rate of twelve percent (12%), with a Cash Interest Portion of at least eleven percent (11.0%) per annum payable in arrears on each Interest Payment date of each year and PIK Interest equal to the remaining amount.  Any PIK Interest shall (x) be added to the principal amount of the Notes on each Interest Payment Date in each year or (y) at the request of any Purchaser, be paid by the issuance of additional Notes on any Interest Payment Date.

(b)           Default Rate.  Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is four percentage points (4.00%) above the rate that is otherwise applicable thereto (the “Default Rate” or “Default Interest”) unless Agent (as directed by Required Purchasers) otherwise elects from time to time in its sole discretion to impose a smaller increase.  Fees and expenses which are required to be paid by Borrower pursuant to the Note Documents (including, without limitation, Costs and Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Default Interest shall be payable upon demand by Agent (as directed by Required Purchasers); provided it shall be paid in cash or at Borrower’s option, paid-in-kind.  Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Agent and any Purchaser.

(c)           Reserved.

(d)           Computation; 360-Day Year.  In computing interest, the date of the purchase of any Notes shall be included and the date of payment shall be excluded.  Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(e)           Reserved.

(f)           Payment; Interest Computation.  Unless otherwise provided, interest is payable monthly in arrears on the last calendar day of each month (each such date, an “Interest Payment Date”).  In computing interest on the Obligations, all Payments received after 3:00 p.m. Eastern time on any day shall be deemed received on the next Business Day.  Agent shall not, however, be required to credit Borrower’s account for the amount of any item of payment which is unsatisfactory to Agent in its good faith business judgment.  All such payments of interest shall be made by way of automatic bank draft.

2.4           Fees.  Borrower shall pay the following fees:

(a)           Processing Fee.  On the Restatement Date, a fully earned, non refundable processing fee equal to two percent (2.0%) of the aggregate principal amount of the Restatement Notes and additional Commitment Amounts (each a “Processing Fee” and collectively, in the aggregate amount of $230,000, the “Processing Fees”) shall be paid by Borrower to each Purchaser purchasing Restatement Notes and with a commitment to purchase Additional Notes or any designee of any such Purchaser, in immediately available funds by wire transfer to accounts designated by any such Purchaser or designee prior to the Restatement Date; provided, however, that any Processing Fee payable on the Restatement Date shall be reduced by the amount which has already been paid as an initial deposit of such Processing Fee prior to the Restatement Date.

(b)           Reserved.

(c)           Reserved.

(d)           Reserved.

(e)           Costs and Expenses.  All Costs and Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Initial Closing Date, when due.

2.5           Payments; Application of Payments.

(a)           All payments (including prepayments) to be made by Borrower under any Note Document shall be made in immediately available funds in U.S. Dollars, without setoff or counterclaim, before 3:00 p.m. Eastern time on the date when due.  All such payments shall be made to each Purchaser in respect of the Notes held by such Purchasers by wire transfer to an account designated by each such Purchaser to Borrower from time to time.  Payments of principal and/or interest received after 3:00 p.m. Eastern time are considered received at the opening of business on the next Business Day.  When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b)           Purchasers shall apply the whole or any part of collected funds against the Notes on a pro rata basis.

2.6           Withholding.

(a)           Payments received by Agent or any Purchaser from Borrower hereunder will be made free and clear and without reduction of any withholding Taxes that are not Excluded Taxes.  Specifically, however, if at any time any Governmental Authority, Applicable Laws, regulation or international agreement requires any Borrower to make any such withholding or deduction from any such payment or other sum payable hereunder to Purchaser, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction (including withholding of deductions applicable to additional sums payable under this Section), Agent or any Purchaser, as applicable, receives a net sum equal to the sum which it would have received had no withholding or deduction been required and Borrower shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with Applicable Law.  Borrower will furnish Purchaser with proof satisfactory to Agent and each Purchaser indicating that Borrower has made such withholding payment provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower.

(b)           To the extent it is legally permitted to do so, each Foreign Lender shall deliver to Borrower on or prior to the date on which such Foreign Lender becomes a party to this Agreement one or more (as Borrower may reasonably request) properly completed and executed IRS Forms W-8ECI, W-8BEN, W-8IMY (as applicable) or other applicable form, certificate or document prescribed by the IRS certifying as to such Lender’s entitlement to exemption or reduction from withholding or deduction of Taxes.  Each Lender shall (to the extent legally entitled to do so) provide updated forms to Borrower on or prior to the date any prior form previously provided under this Section 2.6(b) becomes obsolete or expires, after the occurrence of an event requiring a change in the most recent form or certification previously delivered by it pursuant to this Section 2.6(b) or from time to time if requested by Borrower.  In the case of a Foreign Lender claiming exemption from Tax on portfolio interest under Section 881(c) of the IRC, the documentation to be provided by such Foreign Lender to Borrower under this Section 2.6(b) shall include (x) a certificate in to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, (B) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the IRC, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the IRC, and (y) a properly executed and completed IRS Form W-8BEN.  Each U.S. Lender shall deliver to Borrower on or prior to the date on which such Lender becomes a party to this Agreement (and from time to time thereafter upon the request of Borrower) properly completed and executed originals of IRS Form W-9 to enable Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary contained in this Agreement, Borrower shall not be required to pay additional amounts to or indemnify Agent or any Lender pursuant to this Section 2.6 or Section 2.7 to the extent that the obligation to pay Taxes or additional amounts would not have arisen but for the failure of Agent or such Lender to comply with this paragraph.  The agreements and obligations of Borrower contained in this Section 2.6, 2.7, 2.8 and 2.9 shall survive the termination of this Agreement.

2.7           Indemnification by Borrower.  Borrower shall indemnify Agent and each Purchaser within 10 days after demand therefore, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Agent or such Purchaser and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by Agent or any Purchaser shall be conclusive absent manifest error.

2.8           Payment of Other Taxes.   Without limiting the provisions of Section 2.6 or 2.7 above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

2.9           Tax Refunds.  If Agent or any Purchaser determines, in its sole discretion, that it has received a refund of any Taxes for which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to Section 2.6, it shall promptly pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by one or more Borrower under Section 2.6, 2.7, 2.8 or 2.9, as applicable), net of all out-of-pocket expenses of Agent or such Purchaser, as applicable, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of Agent or any Purchaser, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Agent or such Purchaser, as applicable, in the event Agent or such Purchaser, as applicable, is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require Agent or any Purchaser to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to Borrower or any other Person or to alter its internal practices or procedures with respect to the administration of Taxes.

3	CONDITIONS OF PURCHASE

3.1           Conditions Precedent on the Restatement Date. Each Purchaser’s obligation to purchase the Restatement Notes on the Restatement Date under this Agreement is subject to the condition precedent that Purchasers shall have received, in form and substance satisfactory to Required Purchasers, such documents, and completion of such other matters, as Required Purchasers may reasonably deem necessary or appropriate, including, without limitation:

(a)           duly executed original signatures to the Note Documents;

(b)           (i) a UCC1 Financing Statement for any U.S. subsidiary of TiNet, including, but not limited to NT Networks; and (iii) a Perfection Certificate for TiNet;

(c)           for each Borrower, Borrower’s Operating Documents and a good standing certificate or similar certification of Borrower certified by each applicable jurisdiction of incorporation or formation, together with a certificate of foreign qualification from each jurisdiction in which Borrower is qualified as a foreign corporation where the failure to be so qualified would result in a Material Adverse Effect, each dated as of a date no earlier than thirty (30) days prior to the Restatement Date;

(d)           duly executed original signatures to the Secretary’s Certificate with completed Borrowing Resolutions for each Borrower;

(e)           duly executed Intercreditor Agreement, in form and substance satisfactory to Agent and each Purchaser;

(f)           Purchasers shall have received evidence that Adjusted Consolidated EBITDA, on a trailing twelve month basis (after giving pro forma effect to the TiNet Acquisition, including taking into account synergies reasonably acceptable to the Purchasers) is greater than $23,000,000;

(g)           since April 5, 2013, there shall not have occurred any Material Adverse Change with respect to the Note Parties and TiNet;

(h)           duly executed original signatures to the Second Amended and Restated Pledge Agreement;

(i)           duly executed original signatures to the Omnibus Ratification and Reaffirmation;

(j)           certified copies, dated as of a recent date, of financing statement searches, as Purchasers shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been terminated or released;

(k)           updated Perfection Certificates of Borrower and each Guarantor, together with the duly executed original signatures thereto;

(l)           duly executed European Credit Note, in form and substance satisfactory to Agent and each Purchaser;

(m)           Purchasers shall have received evidence that the Consolidated Total Leverage Ratio (after giving pro forma effect to the TiNet Acquisition) does not exceed 4.25 to 1.00;

(n)           Purchasers shall have received evidence that Borrower has unrestricted cash plus availability under the Revolving Credit Facility of at least $3,500,000 after giving pro forma effect to this Agreement and the transactions contemplated hereby;

(o)           GTTI has received at least $6,600,000 in cash from the sale of its common equity or otherwise on terms and conditions reasonably satisfactory to the Purchasers on or before the Restatement Date;

(p)           a legal opinion of Borrower’s counsel (including special counsel and local counsel, as deemed necessary by Agent), in form and substance acceptable to Required Purchasers, in their reasonable discretion, dated as of the Restatement Date together with the duly executed original signature thereto;

(q)           the duly executed original signatures to the Secretary’s Certificate and duly executed original signatures to the completed Borrowing Resolutions for each Guarantor;

(r)           evidence satisfactory to Required Purchasers that the insurance policies required by Section 6.7 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Agent;

(s)           Purchasers shall have received true and correct copies of the Senior Loan Documents and the Acquisition Agreement, each in form and substance satisfactory to Required Purchasers;

(t)           each of Plexus, BIA and BNY shall have completed its business, financial and legal due diligence of the Note Parties;

(u)           duly executed original signatures to the Restatement Warrants;

(v)           Borrower shall have completed the TiNet Acquisition in accordance with the terms of the Acquisition Agreement in all material respects (without any material amendment thereto or material waiver thereunder unless consented to by Required Purchasers); and

(w)          evidence satisfactory to Required Purchasers that the Liens in favor of Silicon Valley Bank (“SVB”) on Borrower have been terminated, and all outstanding Indebtedness owed to SVB and the other lenders parties to that certain Credit Agreement dated as of May 23, 2012 and that certain Amended and Restated Loan and Security Agreement by Borrower shall have been paid in full.

3.2           Conditions Precedent to the Purchase of the Restatement Notes and all Additional Takedowns.  In addition to the conditions set forth in Section 3.1 with respect to the purchase of Notes on the Restatement Date, no Purchaser shall be required to purchase the Restatement Notes or Notes at any Additional Takedown until the date (each such date, together with the Restatement Date, a "Closing Date") that each of the following conditions has been satisfied (in each case in such manner and in form and substance reasonably satisfactory to Required Purchasers):

(a)           a Note shall have been executed by Borrower and delivered to each Purchaser purchasing Restatement Notes or Additional Notes, as applicable, that requests issuance of a Note;

(b)           the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the applicable Closing Date; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from purchase of the Notes. Each sale of Notes is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date.

(c)           in Required Purchasers’ good faith reasonable business judgment, there has not been any material impairment in the general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations, or any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Required Purchasers;

(d)           Borrower shall have delivered such other certificates, documents and agreements as any Required Purchasers may reasonably request;

(e)           Borrower shall have paid all fees and expenses (including fees and expenses of counsel) to be paid to Agent or any Purchaser, as applicable, on such Closing Date as specified in Section 2.4 hereof;

(f)           Purchasers shall have received evidence reasonably satisfactory to Agent indicating that, immediately prior to and after giving pro forma effect to (i) this Agreement and the transactions contemplated hereby or (ii) such Additional Takedown], Borrower shall be in pro forma compliance with the Financial Covenants set forth in Section 6.9; and

(g)          each Purchaser shall have received all closing certificates, corporate documents, evidence of authorization, forms and information required by the U.S. Small Business Administration, including without limitation SBA Forms 480 and 652, and other agreements, instruments and documents in respect of any aspect or consequence of the transactions contemplated hereby as such Purchaser may reasonably request, all of which shall be in form and substance reasonably satisfactory to such Purchaser.

3.3           Conditions Precedent to Additional Takedowns.  In addition to the conditions set forth in Section 3.2, no Purchaser shall be required to purchase Notes at any Additional Takedown until the date that each of the following conditions has been satisfied (in each case in such manner and in form and substance reasonably satisfactory to Required Purchasers):

(a)           To the extent proceeds of any such Additional Takedown are to be used by any Person who is not a US Borrower, Purchasers shall have received a duly executed amendment to the Secured Intercompany Note and, if necessary, a corresponding amendment to each Debenture, in each case increasing the principal amount thereto by such amount and otherwise in form and substance acceptable to Required Purchasers; and

(b)           Plexus and BNY shall each have received an Additional Warrant pursuant to Section 2.2(b), in form and substance satisfactory to Agent, Plexus and BNY in their discretion.

3.4           To the extent proceeds of any such Additional Takedown are to be used to finance growth initiatives (other than Permitted Acquisitions) or working capital needs, Purchasers shall have received a description, in reasonable detail satisfactory to the Purchasers, of the growth initiative(s) or working capital needs to be financed with such proceeds, which initiative(s) or working capital needs, as applicable, shall be satisfactory to the Purchasers in their sole discretion.

4           CREATION OF SECURITY INTEREST

4.1           Grant of Security Interest.  Each US Borrower hereby grants Agent, for the benefit of the Secured Parties, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Agent, for the benefit of the Secured Parties, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

4.2           Priority of Security Interest.  Each US Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens (including Liens securing the Senior Debt) that may have superior priority to Agent’s Lien under this Agreement).  If a US Borrower shall acquire a commercial tort claim, such US Borrower shall promptly notify Agent in a writing signed by such US Borrower of the general details thereof and grant to Agent, for the benefit of the Secured Parties, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Agent.

If this Agreement is terminated, Agent’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash.  Upon payment in full in cash of the Obligations and at such time as each Purchaser’s obligation to purchase Notes has terminated, Agent shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.

4.3           Authorization to File Financing Statements.  Each US Borrower hereby authorizes Agent to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Agent’s and each Purchaser’s interest or rights hereunder, including a notice that any disposition of the Collateral except as set forth in this Agreement, by either such US Borrower or any other Person, shall be deemed to violate the rights of Agent under the Code.  Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Agent’s discretion.

5           REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1           Due Organization; Authorization; Power and Authority.  Borrower and each of its Subsidiaries are duly existing and in good standing as a Registered Organization in its jurisdiction of formation and each is qualified and licensed to do business and each is in good standing in any jurisdiction in which the conduct of each of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business, taken as a whole (a “Material Adverse Effect”).  In connection with this Agreement, Borrower has delivered to Agent completed certificates each signed by Borrower and Guarantor, respectively, entitled “Perfection Certificate”.  Borrower represents and warrants to Agent that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Initial Closing Date to the extent permitted by one or more specific provisions in this Agreement).  If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Agent of such occurrence and provide Agent with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Note Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents,

(ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect and further subject to), or (v) constitute an event of default under any material agreement by which Borrower is bound.  Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a Material Adverse Effect.

5.2           Collateral.  Borrower has good title to each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.  Borrower has no deposit accounts other than the deposit accounts with Senior Lender, the deposit accounts, if any, described in the Perfection Certificate delivered to Agent in connection herewith, or of which Borrower has given Agent notice and taken such actions as are necessary to give Agent a perfected security interest therein (subject to the Required Foreign Filings).  The Accounts are bona fide, existing obligations of the Account Debtors.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate.  None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.  In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral in excess of One Hundred Thirty Thousand Dollars ($130,000) in the aggregate to a bailee, then Borrower will first receive the written consent of Agent and such bailee must execute and deliver a bailee agreement in form and substance satisfactory to Agent in its sole discretion.

All Inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate.  Each Patent which it owns or purports to own and which is material to Borrower’s business is to the knowledge of Borrower, valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business, taken as a whole, has been judged invalid or unenforceable, in whole or in part.  To Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not have a Material Adverse Effect.

Except as noted on the Perfection Certificate, Borrower is not a party to, nor is it bound by, any Restricted License.

5.3           Intentionally omitted.

5.4           Litigation.  There are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than, individually or in the aggregate, Five Hundred Thousand Dollars ($500,000).

5.5           Financial Condition.  All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Agent fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations.  There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Agent.

5.6           Solvency.  Borrower is able to pay its debts (including trade debts as they mature).

5.7           Regulatory Compliance.  Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Borrower has complied in all material respects with the Federal Fair Labor Standards Act or, in the case of EMEA, with all employment legislation in force in England and Wales (including, without limitation, the Employment Rights Act 1996).  Borrower has complied in all material respects with all Securities Laws. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005.  Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a Material Adverse Effect.  None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally.  Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted, except where the failure to obtain or make such consents, declarations, notices or filings would not reasonably be expected to have a Material Adverse Effect.  Borrower (a) is in compliance in all material respects with and (b) has procured and is now in possession of, all material licenses, permits, approvals and consents required by any applicable federal, state or local law, rule or regulation (including, without limitation, rules and regulations promulgated by the Federal Communications Commission and any similar state agency) for the operation of Borrower’s business in each jurisdiction wherein it is now conducted.  No Note Party, nor any Affiliate thereof nor any present stockholder thereof appears on any list of "Specially Designated Nationals" or known or suspected terrorists that has been generated by the Office of Foreign Assets Control of the United States Department of Treasury ("OFAC"), nor is any Note Party, Affiliate or stockholder thereof a citizen or resident of any country that is subject to embargo or trade sanctions enforced by OFAC, or otherwise is a Person (i) whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) who engages in any dealings or transactions prohibited by Section 2 of such executive order, or, to its knowledge, is otherwise associated with any such person in any manner violative of Section 2, or (iii) subject to the limitations or prohibitions under any other OFAC regulation or executive order.

5.8           Subsidiaries; Investments.  Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.9           Tax Returns and Payments; Pension Contributions.  Borrower and each of its Subsidiaries has timely filed all required Tax returns, and Borrower and each of its Subsidiaries has paid, or made provision to pay, all foreign, federal, state, national, and local Taxes, assessments, deposits and contributions owed by Borrower and its Subsidiaries (whether or not reflected on a Tax return) in excess of $100,000.00 in the aggregate; provided that Borrower may defer payment of any contested Taxes, provided  further that Borrower (a) in good faith contests its obligation to pay the Taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Agent in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the Governmental Authority levying such contested Taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”.  Borrower has no knowledge of any claims or adjustments proposed or asserted for any of Borrower's prior Tax years which could result in additional Taxes becoming due and payable by Borrower.  Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10           Use of Proceeds.  Borrower (i) acknowledges that it used the proceeds of the Original Notes to finance the NLayer Acquisition and for working capital purposes, and (ii) agrees that it shall use the proceeds of Restatement Notes and the Additional Notes to fund Permitted Acquisitions and other growth related initiatives.  In no event shall any proceeds of any Notes be used for personal, family, household or agricultural purposes.

5.11           Full Disclosure.  No written representation, warranty or other statement of Borrower in any certificate or written statement given to Agent or any Purchaser, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Agent or any Purchaser, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Agent and each Purchaser that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.12           Definition of “Knowledge.”  For purposes of the Note Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

5.13           Acquisition Agreement.     Borrower has delivered to Agent a complete and correct copy of the Acquisition Agreement (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith).  No event of Default has occurred thereunder.  The Acquisition Agreement complies with, and the TiNet Acquisition has been, or concurrent with the Restatement Date will be, consummated in accordance with, all Applicable Laws.  The Acquisition Agreement is in full force and effect as of the Restatement Date, has not been terminated, rescinded or withdrawn. All Governmental Approvals having jurisdiction over the seller, any Note Party and other Persons referenced therein, with respect to the transactions contemplated by the Acquisition Agreement, have been obtained, and no such approvals impose any conditions to the consummation of the transactions contemplated by the Acquisition Agreement or to the conduct by any Note Party of its business thereafter.

5.14           Capitalization.  The authorized capital stock of GTTI consists of (x) 80,000,000 shares of Common Stock, of which as April 16, 2013, 21,908,671 are issued and outstanding, 6,500,000 shares are reserved for issuance pursuant to GTTI’s stock option and purchase plans and zero (0) shares are reserved for issuance pursuant to securities (other than the Notes, the Original Warrants, the Restatement Warrants and the Additional Warrants) exercisable or exchangeable for, or convertible into, shares of Common Stock, and (y) no shares of preferred stock.  All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable.  Except as set forth on Schedule 5.14, as set forth in GTTI’s most recent annual report, or in the first sentence of this Section 5.14, no shares of the GTTI’s capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by GTTI; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of GTTI or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which GTTI or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of GTTI or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of GTTI or any of its Subsidiaries; (iii) there are no agreements or arrangements under which GTTI or any of its Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act, (iv) there are no outstanding securities or instruments of GTTI or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which GTTI or any of its Subsidiaries is or may become bound to redeem a security of GTTI or any of its Subsidiaries; (v) there are no securities  or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Original Warrants, the Restatement Warrants or the Additional Warrant; and (vi) GTTI does not have any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement.  No Person has any valid right to rescind any purchase of the Original Warrants, the Restatement Warrants or the Additional Warrants, any shares of capital stock or other securities of any Note Party.

6           AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1           Government Compliance.  (a) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect.  Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, the noncompliance with which would reasonably be expected to have a Material Adverse Effect.

(b)           Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Note Documents to which it is a party and the grant of a security interest to Agent and Purchasers in all of its property.  Borrower shall promptly notify Agent and each Purchaser of any such Governmental Approvals obtained by Borrower and, upon request of Agent or any Purchaser, provide copies of any such obtained Governmental Approvals to Agent or such Purchaser, as the case may be.

6.2           Financial Statements, Reports, Certificates.

(a)           Borrower shall provide Agent and each Purchaser with the following:

(i)  intentionally omitted;

(ii) intentionally omitted;

(iii) within thirty (30) days after the end of each month, monthly unaudited financial statements including year-to-date calculations, setting forth in each case in comparative form the figures for (A) such period set forth in the projections delivered pursuant to this Section 6.2(a)(vi) hereof, (B) the corresponding month of the previous fiscal year and (C) the corresponding portion of the previous fiscal year, all in reasonable detail;

(iv) within thirty (30) days after the end of each fiscal quarter of Borrower, a quarterly Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such fiscal quarter, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Agent or any Purchaser shall reasonably request, including, without limitation, a statement that at the end of such quarter there were no held checks;

(v) within sixty (60) days after the end of each fiscal year of Borrower, and as and when amended or updated in any material respect, (A) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower, and (B) annual financial projections for the following fiscal year (on a quarterly basis), together with any related business forecasts used in the preparation of such annual financial projections;

(vi) within one hundred twenty (120) days following the end of Borrower's fiscal year, annual financial statements certified by, and with an unqualified opinion of CohnReznick LLP or any other independent certified public accountants acceptable to Agent and each Purchaser;

(vii)  within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt;

(viii) a prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its

Subsidiaries of, individually or in the aggregate, Five Hundred Thousand Dollars ($500,000) or more or have a Material Adverse Effect;

(ix)  promptly, and in any event no later than five (5) days following execution thereof, true, correct and complete copies of any agreement, instrument or document effecting an amendment, modification, supplement or waiver of any Senior Loan Document, the Intercompany Note, or any Debenture;

(x)  promptly, and in any event no longer than five (5) days after the date thereof, copies of all amendments, consents, waivers, forbearances, or modifications to and any other material notice or reports provided by or to any Note Party under or with respect to the Senior Debt (other than reports or notices identical to reports or notices provided pursuant to the terms hereof) or the Intercompany Note;

(b)           For so long as Borrower is subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, Borrower shall provide Agent and each Purchaser, within five (5) days after filing, all reports on Form 10-K, 10-Q and 8-K filed with the SEC or a link thereto on Borrower’s or another website on the Internet, including the SEC’s EDGAR website.  Any materials filed with the SEC reports that otherwise satisfy the requirements of Section 6.2(a) shall be considered delivered for the purposes of that section when filed with the SEC.

(c)           Borrower shall provide Agent and each Purchaser with prompt written notice of (i) any material change in the composition of the Intellectual Property, (ii) the registration of any Copyright (including any subsequent ownership right of Borrower in or to any Copyright), Patent or Trademark not previously disclosed to Agent, (iii) Borrower’s knowledge of an event that materially adversely affects the value of the Intellectual Property, (iv) any pending or threatened (in writing) labor dispute, strike or walkout, or the expiration of any labor contract if any would have a Material Adverse Effect; (v) any default under or termination of a material contract which could reasonably be expected to have a Material Adverse Effect; (vi) Borrower’s knowledge of the existence of any Default or Event of Default; (vii) Borrower’s knowledge of any violation of any Applicable Law which could reasonably be expected to have a Material Adverse Effect; (viii) the discharge of or any withdrawal or resignation by Borrower's independent accountants; or (ix) Borrower’s knowledge of the occurrence of any “defaults” or “events of default” under any Senior Loan Documents, the Intercompany Note, or any Debenture.

6.3           Accounts Receivable.

(a)           Intentionally Omitted.

(b)           Intentionally Omitted.

(c)           Intentionally Omitted.

(d)           Intentionally Omitted.

(e)           Verification.  Agent and each Purchaser may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Borrower or Agent or such other name as Agent or any Purchaser may choose, provided that, prior to the occurrence of an Event of Default, any such verification shall be subject to prior written notice to Borrower.

(f)           No Liability.  Agent and each Purchaser shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Agent or any Purchaser be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to an Account.  Nothing herein shall, however, relieve Agent or any Purchaser from liability for its own gross negligence or willful misconduct.

6.4           Remittance of Proceeds.  Deliver, in kind, all proceeds arising from the disposition of any Collateral to Senior Lender or Purchasers, as applicable in accordance with the Intercreditor Agreement, in the original form in which received by Borrower not later than the second Business Day after receipt by Borrower, to be applied to the Obligations (1) prior to an Event of Default, pursuant to the terms of Section 2.5(b) hereof, and (2) after the occurrence and during the continuance of an Event of Default, pursuant to the terms of Section 9.4 hereof; providedthat, if no Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to Purchasers the proceeds of the sale of surplus, worn out or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of Two Hundred Fifty Thousand Dollars ($250,000) or less (for all such transactions in any fiscal year).  Borrower agrees that it will maintain all proceeds of Collateral in an account satisfactory to Purchasers.  Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

6.5           Taxes; Pensions; Withholding.  Timely file, and require each of its Subsidiaries to timely file, all required Tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state, national and local Taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any Taxes contested or otherwise permitted pursuant to the terms of Section 5.9 hereof, and shall deliver to Purchasers, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.6           Access to Collateral; Books and Records.  At reasonable times, on two (2) Business Days’ notice (provided no notice is required if an Event of Default has occurred and is continuing), each Purchaser, or their agents, shall have the right, up to two (2) times in any fiscal year (or more frequently, as each Purchaser shall determine necessary), to inspect the Collateral and the right to audit and copy Borrower’s Books.  The foregoing inspections and audits shall be at Borrower’s expense (not to exceed $1,000 so long as a Default or Event of Default shall not have occurred or be continuing) plus reasonable out-of-pocket expenses.

6.7           Insurance.  Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Required Purchasers may reasonably request.  Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Required Purchasers.  All property policies shall have a lender’s loss payable endorsement showing Agent as the sole lender loss payee and waive subrogation against Agent and shall provide that the insurer shall endeavor to give Agent at least thirty (30) days notice before canceling or declining to renew its policy.  All liability policies shall show, or have endorsements showing, Agent as an additional insured, and all such policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall endeavor to give Agent at least thirty (30) days notice before canceling or declining to renew its policy.  At any Purchaser’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments.  Proceeds payable under any policy shall, at Required Purchasers’ option, following the occurrence and during the continuance of an Event of Default, be payable to either the Senior Lender on account of the Senior Debt, or Purchasers on account of the Obligations, as applicable in accordance with the Intercreditor Agreement.  If Borrower fails to obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Agent, Agent may make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any action under the policies Agent deems prudent.

6.8           Operating Accounts.

(a)           Maintain its and its Subsidiaries’, if any, domestic depository, operating accounts and securities accounts with Senior Lender and Senior Lender’s affiliates (and upon payment in full of the Senior Debt, at financial institutions acceptable to Required Purchasers who have entered into Control Agreements in favor of Agent) with all excess domestic funds maintained at or invested through Senior Lender or an affiliate of Senior Lender (and upon payment in full of the Senior Debt, at financial institutions acceptable to Required Purchasers who have entered into Control Agreements in favor of Agent), which accounts shall represent at least one hundred percent (100%) of the dollar value of

Borrower’s and Guarantor’s accounts at all financial institutions in the United States, and least sixty percent (60%) of the dollar value of Borrower’s and each Subsidiaries’ accounts at all financial institutions worldwide.  Any domestic Guarantor shall maintain all depository, operating and securities accounts with Senior Lender or an affiliate of Senior Lender (and upon payment in full of the Senior Debt, at financial institutions acceptable to Required Purchasers who have entered into Control Agreements in favor of Agent).

(b)           Notwithstanding the foregoing, (A) EMEA shall be permitted to maintain its existing deposit accounts with (i) Commerzbank (the “Commerzbank Accounts”), provided that the aggregate maximum balance of such Commerzbank Accounts does not exceed One Million Dollars ($1,000,000) at any time, or (ii) such other commercially reasonably banks, including RBS, Ulster and Westminister, provided that the aggregate maximum balance of such bank accounts does not exceed Two Million Dollars ($2,000,000); (B) TiNet and its Foreign Subsidiaries shall be permitted to maintain those deposit accounts in existence on the Restatement Date, provided that the aggregate maximum balance of such accounts does not exceed Seven Million] Dollars ($7,000,000) at any time; (C) no later than one hundred (100) days after the Restatement Date (or such later date as Required Purchasers shall determine, in their sole but reasonable discretion), all accounts held by NT Network and its Domestic Subsidiaries, if any, maintained at financial institutions other than Senior Lender or Senior Lender’s Affiliates shall have been (i) closed, with all proceeds in such transferred to a Collateral Account at Senior Lender or one of Senior Lender’s Affiliates; or (ii) subject to an account control agreement in favor of Agent and/or Senior Lender in accordance with the Intercreditor Agreement, in form and substance acceptable to Agent, in its reasonable discretion.

(c)           Provide Purchasers five (5) days prior-written notice before establishing any Collateral Account at or with any bank or financial institution other than Senior Lender or Senior Lender’s Affiliates.  For each Collateral Account that Borrower at any time maintains in the United States or the United Kingdom, Borrower shall cause the applicable bank or financial institution (other than Senior Lender) at or with which any such Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Agent’s and Purchasers’ Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Agent.  The provisions of the previous sentence shall not apply to the Commerzbank Accounts, deposit accounts exclusively used for payroll, payroll Taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Purchasers by Borrower as such.

6.9           Financial Covenants.

Maintain at all times, to be tested and certified as of the last day of each month, unless otherwise noted, on a consolidated basis, unless otherwise noted:

(a)           Liquidity.  Borrower shall maintain, at all times (i) on or prior to December 31, 2013, unrestricted cash plus availability under the Revolving Credit Facility of at least Three Million Five Hundred Thousand Dollars ($3,500,000) and (ii) on and after January 1, 2014, unrestricted cash plus availability under the Revolving Credit Facility of at least Four Million Five Hundred Thousand Dollars ($4,500,000).

(b)           Fixed Charge Coverage Ratio.  Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Parent ending on or after June 30, 2013 to be less than 1.15 : 1.00.

(c)           Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio (calculated in accordance with Section 6.9(d)) as of the end of any fiscal quarter during any Measurement Period of the Parent to be greater than the ratio set forth below opposite such period:

Four (4) Fiscal Quarters Ending	Maximum Consolidated Total Leverage Ratio
Restatement Date through September 30, 2013	4.25 : 1.00
December 31, 2013	4.00 : 1.00
January 1, 2014 through June 30, 2014	3.75 : 1.00
July 1, 2014 through March 31, 2015	3.50 : 1.00
June 30, 2015 through September 30, 2015	3.25 : 1.00
December 31, 2015 and all fiscal quarters thereafter	3.00 : 1.00

(d)           Adjusted Consolidated EBITDA Calculations.  For purposes of calculating compliance with the Consolidated Total Leverage Ratio for the fiscal quarter end test dates June 30, 2013 (“Q2 2013”), September 30, 2013 (“Q3 2013”), December 31, 2013 (“Q4 2013”) and March 31, 2014 (“Q1 2014”), Adjusted Consolidated EBITDA shall be calculated by:

(i)           in the case of Q2 2013, by including in Adjusted Consolidated EBITDA (x) the Consolidated EBITDA of the Parent and its Subsidiaries (other than TiNet and its Subsidiaries) for the period from April 1, 2013 through June 30, 2013 plus, (y) an amount equal to Pro Forma EBITDA attributable to the TiNet Acquisition for the period from April 1, 2013 through June 30, 2013 multiplied by 4;

(ii)           in the case of Q3 2013, by including in Adjusted Consolidated EBITDA (x) the Consolidated EBITDA of the Parent and its Subsidiaries (other than TiNet and its Subsidiaries) for the period from April 1, 2013 through September 30, 2013 plus, (y) an amount equal to Pro Forma EBITDA attributable to the TiNet Acquisition for the period from April 1, 2013 through September 30, 2013 multiplied by 2;

(iii)           in the case of Q3 2013, by including in Adjusted Consolidated EBITDA (x) the Consolidated EBITDA of the Parent and its Subsidiaries (other than TiNet and its Subsidiaries) for the period from April 1, 2013 through December 31, 2013 plus, (y) an amount equal to Pro Forma EBITDA attributable to the TiNet Acquisition for the period from April 1, 2013 through December 31, 2013 multiplied by 4/3; and

(iv)           in the case of Q1 2014, by including in Adjusted Consolidated EBITDA an amount equal to (x) the Consolidated EBITDA of the Parent and its Subsidiaries (other than TiNet and its Subsidiaries) for the period from April 1, 2013 through March 31, 2014 plus, (y) Pro Forma EBITDA attributable to the TiNet Acquisition for the period from April 1, 2013 through March 31, 2013.

(v)           in the case of the first fiscal quarter-end test date following the Closing Date, by multiplying Adjusted Consolidated EBITDA for the fiscal quarter during which the Closing Date occurs by 4.

6.10           Protection and Registration of Intellectual Property Rights.

(a)           (i) Protect, defend and maintain the validity and enforceability of its Intellectual Property; (ii) promptly advise Purchasers in writing of material infringements of its Intellectual Property known to Borrower; and (iii) not allow any Intellectual Property material to Borrower’s business, taken as a whole, to be abandoned, forfeited or dedicated to the public without Required Purchasers’ written consent.

(b)         If Borrower (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any Patent or the registration of any Trademark, then Borrower shall promptly provide written notice thereof to Purchasers and shall execute such intellectual property security agreements and other documents and take such other actions as Required Purchasers shall request in their good faith business judgment to perfect and maintain a first priority (subject only to Liens securing the Senior Debt) perfected security interest in favor of Agent and Purchasers in such property.  If Borrower decides to register any Copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Purchasers with at least fifteen (15) days prior written notice of Borrower’s intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Required Purchasers may request in their good faith business judgment to perfect and maintain a first priority (subject only to Liens securing the Senior Debt) perfected security interest in favor of Agent and Purchasers in the Copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office.  Borrower shall promptly provide to Purchasers copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works, together with evidence of the recording of the intellectual property security agreement necessary for Agent and Purchasers to perfect and maintain a first priority (subject only to Liens securing the Senior Debt) security interest in such property.

(c)           Provide written notice to Purchasers within ten (10) days of entering or becoming bound by any material Restricted License (other than over-the-counter software that is commercially available to the public).  Borrower shall take such steps as Required Purchasers reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Agent and Purchasers to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Agent and Purchasers to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Agent’s and each Purchaser’s rights and remedies under this Agreement and the other Note Documents.

6.11           Litigation Cooperation.  From the date hereof and continuing through the termination of this Agreement, make available to Purchasers, without expense to any Purchaser, Borrower and its officers, employees and agents and Borrower’s Books, to the extent that Required Purchasers may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Agent or any Purchaser with respect to any Collateral or relating to Borrower.

6.12           Creation/Acquisition of Subsidiaries.  Notwithstanding and without limiting the negative covenant contained in Section 7.3 hereof, in the event Borrower or any Subsidiary creates or acquires any Subsidiary, Borrower and such Subsidiary shall notify Purchasers not less than ten (10) Business Days prior to the creation or acquisition of such new Subsidiary and cause each such Subsidiary to, in Required Purchaser’s sole discretion, become a co-Borrower or Guarantor under the Note Documents and grant a continuing pledge and security interest in and to the assets of such Subsidiary (the description of such assets to be substantially the same as the Collateral described on Exhibit A hereto); and Borrower shall grant and pledge to Agent, for the benefit of the Secured Parties, a perfected security interest in the stock, units or other evidence of ownership of each Subsidiary.

6.13           Further Assurances.  Execute any further instruments and take further action as Required Purchasers reasonably requests to perfect or continue Agent’s and Purchasers’ Lien in the

Collateral or to effect the purposes of this Agreement and/or any of the other Note Documents.  Borrower shall deliver to Required Purchasers, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.

6.14           Post-Closing Requirements.

(a)           On or before the date that is ten (10) days following the Restatement Date (or such later date as Required Purchasers shall determine, in their sole but reasonable discretion), Borrower shall deliver to Agent evidence

(b)           On or before the date that is ten (10) days following the Restatement Date (or such later date as Required Purchasers shall determine, in their sole but reasonable discretion), Borrower shall deliver to Agent revised insurance certificates and endorsements in favor of Agent in form and substance satisfactory to Agent.

(c)           On or before the date that is thirty (30) days following the Restatement Date (or such later date as Required Purchasers shall determine, in their sole but reasonable discretion), Borrower shall deliver to Agent (i) evidence satisfactory to Required Purchasers that any Liens (other than Permitted Liens) on NT Network’s Intellectual Property have been released and (ii) duly executed security agreements in favor of Agent with respect to NT Network’s Intellectual Property.

(d)           On or before the date that is forty five (45) days following the Restatement Date (or such later date as Required Purchasers shall determine, in their sole but reasonable discretion), Borrower shall deliver to Agent evidence satisfactory to Required Purchasers that the Liens in favor of SVB on  the Borrower’s Foreign Subsidiaries have been terminated.

(e)           On or before the date that is forty five (45) days following the Restatement Date (or such later date as Required Purchasers shall determine, in their sole but reasonable discretion), all accounts held by NT Network and its Domestic Subsidiaries, if any, maintained at financial institutions other that Senior Lender or Senior Lender’s Affiliates shall have been (i) closed, with all proceeds in such transferred to a Collateral Account at Senior Lender or one of Senior Lender’s Affiliates; or (ii) subject to an account control agreement in favor of Agent and/or Senior Lender in accordance with the Intercreditor Agreement, in form and substance acceptable to Agent, in its reasonable discretion.

(f)           On or before the date that is sixty (60) days following the Restatement Date (or such later date as Required Purchasers shall determine, in their sole but reasonable discretion), Borrower shall deliver to Agent a certificate of foreign qualification for GTTA from the jurisdictions of Arizona, New Mexico and Tennessee, each dated as of a date no earlier than thirty (30) days prior to the Restatement Date.

6.15           Observer Rights.

(a)           GTTI (and (i) EMEA, in the event EMEA commences regularly scheduled board meetings, and (ii) any of GTTI’s other Subsidiaries, to the extent any outside directors become members of such Board of Directors or similar governing body) shall allow a representative designated by Agent to attend in a non-voting observer capacity all meetings of the Board of Directors of GTTI (and EMEA and any of GTTI’s other Subsidiaries, if applicable) (each, a “Board Observer”); provided, however, that such party reserves the right to exclude the Board Observer from access to any material or meeting or portion thereof if  such Note Party reasonably believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege between such Note Party and its counsel, or if such potion of a meeting is an executive session limited solely to members of the Board of Directors and its legal counsel. Subject to the foregoing, GTTI, or EMEA or any of GTTI’s other Subsidiaries, if applicable, shall (i) give each Purchaser notice of all such meetings, at the same time as furnished to its respective directors, (ii) provide to each Purchaser all notices, documents and information furnished to the directors of each entity, whether at or in anticipation of a meeting, an action by written consent or otherwise, at the same time furnished to such directors (including with respect to meetings of an executive session in which the Board Observer is or was not in attendance), (iii) notify each Purchaser and permit each such Board Observer to participate by telephone in, emergency meetings of each such Board of Directors, or (iv) provide each Purchaser copies of the minutes of all such meetings at the time such minutes are furnished to the members of the applicable Board of Directors (including with respect to meetings of an executive session in which the Board Observer was not in attendance).  Borrower shall reimburse all reasonable out-of-pocket expenses incurred by the Board Observer in connection with attending any such meetings.

(b)           Board Observer will agree in writing, to hold in confidence and trust and to act in a fiduciary manner with respect to all information provided to the Board Observer in connection with Board Observer’s rights except to the extent in the public domain at the time of such provision, subsequently released into the public domain (through no fault of Board Observer), or otherwise required by law and any other regulatory process to which Board Observer is subject; provided that Board Observer may disclose information of a non-technical nature, including financial information, (i) to Board Observer’s partners, employees, members and affiliates, or (ii) to the extent necessary to assert any right or defend against any claim arising as a result of the transactions contemplated by this Agreement.  Notwithstanding the foregoing, except for summary financial information about any Note Party which Board Observer delivers to Board Observer’s partners, members and affiliates pursuant to Board Observer’s regular reporting practices, Board Observer will only disclose information provided to Board Observer in connection with Board Observers rights under this Agreement to those of Board Observer’s partners, members and affiliates who have been informed as to the confidential nature of such information and the terms of this Agreement.

(c)           The rights described in this Section shall continue until (i) Purchasers (and any of their respective Affiliates) hold Original Warrants, Restatement Warrants, Additional Warrants, or capital stock in an amount equal to less than 2% of the fully diluted shares of GTTI, and (ii) all Notes have been paid in full in cash.  The confidentiality provision of this Section will survive any such termination.

6.16           Senior Credit Enhancements.  If the Senior Lender receives any additional guaranty, or any other written credit enhancement after the Initial Closing Date, Borrower shall cause the same, as modified to preserve any cushions that may exist, to be simultaneously granted to Agent and Purchasers unless expressly waived by Required Purchasers, subject to the terms of the Intercreditor Agreement.

7           NEGATIVE COVENANTS

Borrower shall not and shall not permit any Subsidiary to do any of the following without Required Purchasers’ prior written consent:

7.1           Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn out or obsolete Equipment; (c) non-exclusive licenses and similar arrangements for the use of property of Borrower and/or its Subsidiaries in the ordinary course of business; and (d) in connection with Permitted Liens and Permitted Investments.

7.2           Changes in Business, Management, Ownership, or Business Locations.  (a) Engage in or permit any of its Subsidiaries, if any, to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) enter into any transaction or series of related transactions the result of which constitutes a Change of Control.

Borrower shall not, without at least thirty (30) days prior written notice to Purchasers: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than One Hundred Thousand Dollars ($100,000) in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of One Hundred Thousand Dollars ($100,000) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.  If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of One Hundred Thousand Dollars ($100,000) to a bailee, and Agent and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will first receive the written consent of Required Purchasers, and such bailee shall execute and deliver a bailee agreement in form and substance satisfactory to Required Purchasers in their reasonable discretion.

7.3           Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock/shares or property of another Person, other than the NLayer Acquisition and Permitted Acquisitions, including the TiNet Acquisition.  A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4           Indebtedness.  Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5           Encumbrance.  Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority (subject only to Liens securing the Senior Debt) security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Agent and Purchasers) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6           Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.8(b) hereof.

7.7           Distributions; Investments.  (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock/shares provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock/shares; (iii) Borrower may repurchase the stock of former employees or consultants pursuant to stock/share repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate of One Hundred Thousand Dollars ($100,000) per fiscal year, (iv) Borrower shall cause and direct Intercompany Borrowers to make regularly scheduled interest payments on the Secured Intercompany Note and otherwise comply therewith, in each case in accordance with the terms thereof and (v) Borrower shall cause and direct Intercompany Borrowers to make regularly scheduled interest payments on the European Credit Note and otherwise comply therewith, in each case in accordance with the terms thereof; or (b) directly or indirectly make any Investment (including, without limitation, any additional Investment in any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8           Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are (i) in the ordinary course of Borrower’s business, (ii) upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person and (iii) to the extent any such transaction or series of related transactions involves aggregate consideration greater than $200,000, disclosed in writing to Purchasers no later than promptly following the consummation thereof.

7.9           Subordinated Debt; NLayer Earnout.  (a) Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt; provided, however, that no such payment on any Subordinated Debt shall be made unless (i) at the time of any such payment and after giving effect thereto, no Default or Event of Default shall then have occurred or shall result therefrom, (ii)

immediately prior to and after giving effect to such payment, Borrower shall be in pro forma compliance with the Financial Covenants set forth in Section 6.9, and (iii) solely with respect to any payment on any Subordinated Debt in excess of $50,000, Borrower has delivered to Purchasers written evidence, in reasonable form and detail, that such payment will be in compliance with all requirements of this Section 7.9 at the time of such payment; (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Purchasers; (c) make or permit any NLayer Earnout Payment, except under the terms of the Acquisition Agreement; provided, however, that no such NLayer Earnout Payment shall be made unless (i) at the time of any such payment and after giving effect thereto, no Default or Event of Default shall then have occurred or shall result therefrom, (ii) immediately prior to and after giving effect to such payment, Borrower shall be in pro forma compliance with the Financial Covenants set forth in Section 6.9, and (iii) Borrower has delivered to Purchasers written evidence, in reasonable form and detail, that such payment will be in compliance with all requirements of this Section 7.9 at the time of such payment, or (d) amend any provision in any document relating to NLayer Earnout Payments which would increase the amount thereof or otherwise materially and adversely affect the Purchasers.

7.10           Compliance.  Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Notes for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or non-exempt Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act (or, in the case of EMEA and PELTD, with all employment legislation in force in England and Wales (including, without limitation, the Employment Rights Act 1996) or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Effect, or permit any of its Subsidiaries to do so; (i) fail to comply in all material respects with and (ii) fail to procure all material licenses, permits, approvals and consents required by any applicable federal, state or local law, rule or regulation (including, without limitation, rules and regulations promulgated by the Federal Communications Commission and any similar state agency) for the operation of Borrower’s business in each jurisdiction wherein it is now conducted; fail to comply with any Securities Laws; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency; conduct, deal in or engage in or permit any Affiliate or agent of Borrower within its control to conduct, deal in or engage in any of the following activities: (i) conduct any business or engage in any transaction or dealing with any person blocked pursuant to Executive Order No. 13224 (“Blocked Person”), including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, or (iii) engage in on conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or the USA Patriot Act.  Borrower shall deliver to Purchasers any certification or other evidence requested from time to time by Agent or any Purchaser, in its sole discretion, confirming Borrower's compliance with this Section 7.10.

7.11           Subsidiary Limitations.  Cash and Cash Equivalents held by Subsidiaries (other than Intercompany Borrowers and TiNet and its Foreign Subsidiaries, which are subject to the limitations set forth in Section 6.8) that are not a Note Party shall not at any time exceed Two Hundred Thousand Dollars ($200,000) in the aggregate for all such Subsidiaries.

7.12           Amendments to Senior Loan Documents.  Agree to any modification to or amendment of, or consent to or obtain any waiver or forbearance with respect to, any Senior Loan Document unless expressly permitted by the terms of the Intercreditor Agreement.

7.13           Acquisition of Debt.  Purchase, redeem, prepay, tender for or otherwise acquire, directly or indirectly, any of the outstanding Notes or Senior Debt except upon the repurchase or prepayment of the Notes in accordance with the other terms of this Agreement, or the refinancing, repurchase or repayment of the Senior Debt in accordance with the Senior Loan Documents or the Intercreditor Agreement.  Borrower will promptly cancel all Notes or Senior Debt acquired by it or any of its Subsidiaries or Affiliates pursuant to any purchase, redemption, prepayment or tender for the Notes or Senior Debt pursuant to any provision of this Agreement or otherwise and no Notes or Senior Debt may be issued in substitution or exchange for any such Notes or Senior Debt.  For the avoidance of doubt, this Section 7.12 is not intended and shall not prevent Borrower from making (a) regularly scheduled payments of principal and interest pursuant to the Senior Loan Agreement, or (b) any prepayments of the Senior Debt not otherwise prohibited by this Agreement or the Intercreditor Agreement.

7.14           Antilayering.  Notwithstanding the foregoing, create or incur any Indebtedness (other than the Obligations) which is subordinated or junior in right of payment to any other Indebtedness of the Note Parties, unless such Indebtedness is also subordinated or junior in right of payment, in the same manner and to the same extent, to the Obligations.

8           EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1           Payment Default.  Borrower fails to (a) make any payment of principal or interest on any Note on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable.  During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default;

8.2           Covenant Default.

(a)           Borrower fails or neglects to perform any obligation in Sections 6.2, 6.4, 6.5, 6.6, 6.7, 6.8, 6.9, 6.10, 6.11, 6.15 or 6.16 or violates any covenant in Section 7; or

(b)           Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any of the other Note Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Notes shall be purchased during such cure period).  Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

8.3           Material Adverse Change.  A Material Adverse Change occurs;

8.4           Attachment; Levy; Restraint on Business.

(a)           (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary) on deposit or otherwise maintained with Agent, any Purchaser or any Affiliate thereof, or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Notes shall be purchased during any ten (10) day cure period; or

(b)           (i) any material portion of Borrower or any of its Subsidiaries’ assets are attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower or any of its Subsidiaries from conducting any material part of its business;

8.5           Insolvency.  (a) Borrower or any of its Subsidiaries are unable to pay their debts (including trade debts) as they become due or, taken as a whole, otherwise becomes insolvent; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and not dismissed or stayed within thirty (30) days (but no Notes shall be purchased while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6           Other Agreements.  There is, under any agreement (other than the Senior Loan Agreement) to which Borrower or any of its Subsidiaries are a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of the Dollar Equivalent of Five Hundred Thousand Dollars ($500,000); or (b) any default by Borrower or any of its Subsidiaries, the result of which could have a Material Adverse Effect;

8.7           Judgments.  One or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least the Dollar Equivalent of Five Hundred Thousand Dollars ($500,000) shall be rendered against Borrower or any of its Subsidiaries and the same are not, within thirty (30) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Notes will be purchased prior to the discharge, stay, or bonding of such judgment, order, or decree);

8.8           Misrepresentations.  Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Note Document or in any writing delivered to Agent or any Purchaser or to induce Agent or any Purchaser to enter into this Agreement or any other Note Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9           Subordinated Debt.  Any default or breach occurs under any agreement between either Borrower and any creditor of such Borrower that signed a subordination agreement with Agent, or any creditor that has signed a subordination agreement with Agent breaches any terms of the subordination agreement, in each case, that is not covered within the cure periods set forth for any such breach therein, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement;

8.10            Guaranty.  (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.7, or 8.8. occurs with respect to any Guarantor, or (d) the liquidation, winding up, or termination of existence of any Guarantor; or (e) (i) a material impairment in the perfection or priority of Agent’s Lien in the collateral provided by any Guarantor or in the value of such collateral or (ii) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor;

8.11           Governmental Approvals.  Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal has, or could reasonably be expected to have, a Material Adverse Change; or

8.12           Change of Control.  A Change of Control occurs.

8.13           Cross Default. Any default or event of default occurs under the Secured Intercompany Note or any Debenture.

8.14           Senior Loan Agreement. (a) Any default or event of default occurs under the Senior Loan Agreement due to the Borrower’s failure to comply with the negative covenants in Article VII of the Senior Loan Agreement (other than any default or event of default due to the Borrower’s failure to comply with Section 7.11 of the Senior Loan Agreement) or (b) any default or event of default that results in the Senior Lenders acceleratering the maturity of the Senior Debt.

9           PURCHASER’S RIGHTS AND REMEDIES

9.1           Rights and Remedies.  While an Event of Default occurs and continues Agent may (at the direction of the Required Purchasers), without notice or demand, do any or all of the following:

(a)           declare all Obligations immediately due and payable together with a Prepayment Premium (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Agent); provided that, no Prepayment Premium shall apply pursuant to this clause (a) if the only Event of Default giving rise to this clause (a) is a Change of Control as a result of a tender offer by a Person who is not an Affiliate of Borrower on the Initial Closing Date;

(b)           instruct Purchasers to stop purchasing Notes under this Agreement or under any other agreement between Borrower, Agent and Purchasers;

(c)           intentionally omitted;

(d)           intentionally omitted;

(e)           settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Agent considers advisable, notify any Person owing Borrower money of Agent’s security interest in such funds, and verify the amount of such account;

(f)           make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral.  Borrower shall assemble the Collateral if Agent requests and make it available as Agent designates.  Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Agent a license to enter and occupy any of its premises, without charge, to exercise any of Agent’s rights or remedies;

(g)           apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Agent or any Purchaser owing to or for the credit or the account of Borrower;

(h)           ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Agent’s benefit;

(i)           place a “hold” on any account maintained with Agent or Senior Lender and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j)           demand and receive possession of Borrower’s Books;

(k)           exercise all rights and remedies available to Agent under the Note Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof); and

(l)           enforce each Debenture in accordance with its terms.

9.2           Power of Attorney.  Borrower hereby irrevocably appoints Agent as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to:  (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Agent determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Agent or a third party as the Code permits.  Borrower hereby appoints Agent as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Agent is under no further obligation to purchase Notes hereunder and do all acts and things necessary or expedient, as determined solely and exclusively by Agent, to protect or preserve, Agent’s rights and remedies under the Note Documents, as directed by Agent.  Agent’s foregoing appointment as Borrower’s attorney in fact, and all of Agent’s rights and powers, being coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed.

9.3           Protective Payments.  If Borrower fails to obtain the insurance called for by Section 6.7 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Note Document, Agent or any Purchaser may obtain such insurance or make such payment, and all amounts so paid by Agent or such Purchaser are Costs and Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral.  Agent and Purchasers will make reasonable efforts to provide Borrower with notice of Agent or any such Purchaser obtaining such insurance at the time it is obtained or within a reasonable time thereafter.  No payments by Agent or any Purchaser are deemed an agreement to make similar payments in the future or Agent’s waiver of any Event of Default.

9.4           Application of Payments and Proceeds. Unless an Event of Default has occurred and is continuing, Agent and Purchasers may apply any funds in its possession, whether from Borrower account balances, payments, or proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, first, to Costs and Expenses, including without limitation, the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Agent or any Purchaser in the exercise of its rights under this Agreement; second, to the interest due upon any of the Obligations; and third, to the principal of the Obligations and any applicable fees and other charges, in such order as Agent shall determine in its sole discretion.  Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Agent and Purchasers for any deficiency.  If an Event of Default has occurred and is continuing, Agent may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Agent shall determine in its sole discretion.  Any surplus shall be paid to Borrower or to other Persons legally entitled thereto; Borrower shall remain liable to Agent and Purchasers for any deficiency.  If Agent, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Agent shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Agent of cash therefor.

9.5           Agent’s Liability for Collateral. So long as Agent complies with reasonable practices regarding the safekeeping of the Collateral in the possession or under the control of Agent, Agent shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.  Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6           No Waiver; Remedies Cumulative.  Agent’s and each Purchaser’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Note Document shall not waive, affect, or diminish any right of Agent and each Purchaser thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given.  Agent’s and each Purchaser’s rights and remedies under this Agreement and the other Note Documents are cumulative.  Agent and each Purchaser has all rights and remedies provided under the Code, by law, or in equity.  Agent’s and each Purchaser’s exercise of one right or remedy is not an election and shall not preclude Agent or any Purchaser from exercising any other right or remedy under this Agreement or any other Note Document or other right or remedy available at law or in equity, and Agent’s and each Purchaser’s waiver of any Event of Default is not a continuing waiver.  Agent’s and each Purchaser’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7           Demand Waiver.  Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Agent on which Borrower is liable.

10           NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”), (other than any notice, demand or other communication under the Debentures), by any party to this Agreement or any other Note Document must be in writing and be delivered or sent by facsimile at the addresses or facsimile numbers listed below.  Agent, any Purchaser or Borrower may change its notice address by giving the other party written notice thereof.  Each such Communication shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, registered or certified mail, return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission (with such facsimile promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 10); (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated below.  Requests for Additional Takedowns must be in writing and may be in the form of electronic mail, delivered to Purchasers by Borrower at the e-mail address of Purchasers provided below and shall be deemed to have been validly served, given, or delivered when sent (with such electronic mail promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 10). Agent or Borrower may change its address, facsimile number, or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:     c/o Global Telecom and Technology, Inc.
8484 Westpark Drive, Suite 720
McLean, Virginia 22102
Attn:  Richard D. Calder
Fax:  (703) 442-5595
Email: rick.calder@gt-t.net

with a copy to:      Kelley Drye & Warren, LLP
Washington Harbour, Suite 400
3050 K Street NW
Washington, D.C. 20007
Attn: Brad Mutschelknaus, Esquire
Fax: (202) 342-8451

Email: bmutschelknaus@kelleydrye.com

If to Agent:           BIA Digital Partners SBIC II LP
15120 Enterprise Court
Chantilly, Virginia 20151
Attn: Mr. Lloyd Sams
Fax:  (703) 227-9645
Email:  lsams@bia.com

with a copy to:      Proskauer Rose LLP
One International Place
Boston, Massachusetts 02110
Attn:  Steven Ellis, Esquire
Fax: (617) 526-9899
Email: sellis@proskauer.com

If to Purchasers:   BIA Digital Partners SBIC II LP,
at Agent address above.

                               Plexus Fund II, L.P.
                                200 Providence Road, Suite 210
                                Charlotte, North Carolina  28207
                                Attn: Mr. Bob Anders
                                Fax: (704) 927-6255
                                Email: banders@plexuscap.com

and:                       BNY Mellon-Alcentra Mezzanine III, L.P.
                               200 Park Avenue, 7th Floor
                               New York, New York 10166
                               Attn: Justin Kaplan
                               Fax: (212) 922-8259
                               Email: justin.kaplan@alcentra.com

with a copy to:     McCarter & English, LLP
                               245 Park Avenue, 27th Floor
                               New York, New York 10167
                               Attn:  Thomas Kesoglou, Esquire
                               Fax: (212) 609-6821
                               Email: tkesoglou@mccarter.com

11           CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL
REFERENCE

New York law governs the Note Documents regard to principles of conflicts of law.  Borrower, Agent and each Purchaser each submit to the exclusive jurisdiction of the State and Federal courts in the County of New York, State of New York; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Agent or any Purchaser from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Agent or any Purchaser.  Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREINABOVE, AGENT SHALL SPECIFICALLY HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH AGENT DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE PURCHASER’S RIGHTS AGAINST BORROWER OR ITS PROPERTY.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER, EACH PURCHASER AND AGENT EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE NOTE DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR ALL PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12           GENERAL PROVISIONS

12.1        Termination.  Upon payment in full of the Obligations (other than inchoate liabilities), Agent shall release its liens and security interests in the Collateral and all rights therein shall revert to Borrower.

12.2        Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not assign this Agreement or any rights, benefits or obligations under it or under any of the other Note Documents without Required Purchasers’ prior written consent (which may be granted or withheld in Required Purchasers’ discretion).  Each Purchaser has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, such Purchaser’s obligations, rights, and benefits under this Agreement and the other Note Documents (each, a “Note Transfer”); provided that, in absence of a Default or Event of Default by Borrower, any such Note Transfer shall require prior written consent of Borrower, not to be unreasonably withhold, delayed or conditioned, unless such Note Transfer is to another Purchaser or an Affiliate of any Purchaser; provided further that, as between BIA, Plexus and BNY (and their respective Affiliates), prior to effectuating any such Note Transfer to a third party other than BIA, Plexus or BNY (or their respective Affiliates), the Purchaser proposing to transfer its interests herein (the “Assignor”) shall offer the other Purchaser (the “Offeree”) a right to purchase some or all of such interests on terms and conditions substantially similar to the terms and conditions of the offer that the Assignor is prepared to accept from such third party with respect to such interests, which offer may be accepted or rejected by the Offeree in its sole discretion within ten (10) Business Days of receipt of any such offer.  Notwithstanding the foregoing, no purchaser, transferee, assignee, holder, or participant of, or in, any part of, or any interest in, any of the obligations, rights, or benefits under this Agreement and the other Note Documents shall be entitled to the benefits of Section 2.6 or Section 2.7 unless it has complied with such Purchaser’s obligations under those sections and Section 2.9.

12.3        Indemnification.  Borrower agrees to indemnify, defend and hold Agent, each Purchaser, and their respective directors, officers, employees, agents, or attorneys (each, an “Indemnified Person”) harmless against:  (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Note Documents; and (b) all losses or expenses (including Costs and Expenses)  incurred, or paid by such Indemnified Person as a result of, following from, consequential to transactions between Agent, each Purchaser and Borrower contemplated by the Note Documents (including reasonable attorneys’ fees and expenses), except for Claims and/or losses caused by such Indemnified Person’s gross negligence or willful misconduct.

12.4        Time of Essence.  Time is of the essence for the performance of all Obligations in this Agreement.

12.5           Correction of Note Documents.  Agent may correct patent errors and fill in any blanks in the Note Documents consistent with the agreement of the parties so long as Agent provides Borrower with written notice of such correction and allows Borrower at least ten (10) days to object to such correction.  In the event of such objection, such correction shall not be made except by an amendment signed by both Agent, each Purchaser and Borrower.

12.6           Severability of Provisions.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.7           Amendments in Writing; Waiver; Integration.  No purported amendment or modification of any Note Document, or waiver, discharge or termination of any obligation under any Note Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought.  Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Note Document.  Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver.  The Note Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Note Documents merge into the Note Documents.

12.8           Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.9           Survival.  All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied.  The obligation of Borrower in Section 12.3 to indemnify Agent and each Purchaser shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.10         Confidentiality.  In handling any confidential information, Agent and each Purchaser shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Agent’s and each Purchaser’s respective Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Agent and each Purchaser, collectively, “Purchaser Entities”) in connection with their business with Borrower; (b) to prospective transferees or purchasers of any Notes or commitments to purchase Notes (provided, however, Agent and each Purchaser shall use commercially reasonable efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Agent’s and each Purchaser’s regulators or as otherwise required in connection with Agent’s examination or audit; (e) as Agent or any Purchaser considers appropriate in exercising remedies under the Note Documents; and (f) to third-party service providers of Agent or any Purchaser so long as such service providers have executed a confidentiality agreement with Agent or such Purchaser, as applicable, with terms no less restrictive than those contained herein.  Confidential information does not include information that is either: (i) in the public domain or in Agent’s or any Purchaser’s possession when disclosed to such Person, or becomes part of the public domain after disclosure to such Person other than as a result of a breach by such Person or its Affiliates of their confidentiality obligations hereunder; or (ii) disclosed to Agent or any Purchaser by a third party if such Person does not know that the third party is prohibited from disclosing the information.

Purchaser Entities may use the confidential information for reporting purposes and the development and distribution of databases and market analyses so long as such confidential information is aggregated and anonymized prior to distribution, unless otherwise expressly permitted by Borrower.  The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.11           Attorneys’ Fees, Costs and Expenses.  In any action or proceeding between Borrower and Purchaser arising out of or relating to the Note Documents, Agent and each Purchaser shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.12           Right of Set Off.   Borrower hereby grants to Agent (for the benefit of the Secured Parties) and each Purchaser, a lien, security interest and right of set off as security for all Obligations to Agent and the Purchasers, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Agent or any entity under the control of Agent (including an Agent subsidiary) or in transit to any of them.  At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Agent and each Purchaser may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations.  ANY AND ALL RIGHTS TO REQUIRE AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.13           Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Note Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.14           Captions.  The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.15           Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement.  In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.16           Relationship.  The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement.  The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.17           Third Parties.  Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any Persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any Person not an express party to this Agreement; or (c) give any Person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

12.18           Borrower Liability.  Each Borrower hereby appoints the other as agent for the other for all purposes hereunder, including with respect to the purchase of Notes hereunder.  Each Borrower hereunder shall be jointly and severally obligated to repay all Notes purchased hereunder, regardless of which Borrower actually receives proceeds of said Notes, as if each Borrower hereunder directly received proceeds of all Notes.  Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, and (b) any right to require Agent or any Purchaser to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy.  Agent and each Purchaser may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any other Borrower’s liability.  Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Agent and each Purchaser under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise.  Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void.  If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Agent (for the benefit of the Purchasers) and such payment shall be promptly delivered to Purchasers for application to the Obligations, whether matured or unmatured.

12.19           Intercreditor; Subordination.

(a)           Anything herein to the contrary notwithstanding, the liens and security interests securing the Obligations, the exercise of any right or remedy with respect hereto, and certain of the rights of Agent and each Purchaser hereof are subject to the provisions of the Intercreditor Agreement.  In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control;

(b)           Notwithstanding anything herein to the contrary, it is the understanding of the parties that the Liens with respect to the Collateral granted pursuant to this Agreement and the other Note Documents shall, prior to the Discharge of Senior Priority Obligations (as defined in the Intercreditor Agreement), be junior and subordinate (pursuant to the terms of the Intercreditor Agreement) in all respects to all Liens with respect to the Collateral securing any Senior Debt.

12.20           The Agent.

12.20.1                      Appointment.   Each Purchaser hereby irrevocably designates and appoints the Agent as an agent of such Purchaser under this Agreement and the other Note Documents.  Each Purchaser irrevocably authorizes the Agent, in such capacity, through its agents or employees, to take such actions on its behalf under the provisions of this Agreement and the other Note Documents and to exercise such powers and perform such duties as are delegated to the Agent by the terms of this Agreement and the other Note Documents, together with such actions and powers as are reasonably incidental thereto.  Except as expressly set forth in Section 12.20.6, the provisions of this Section 12.20 are solely for the benefit of the Agent and the Purchasers, and no Note Party shall have rights as a third party beneficiary of any such provisions.

12.20.2                      Agent in its Individual Capacity.   Each person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Purchaser as any other Purchaser and may exercise the same as though it were not the Agent, and such person and its Affiliates may accept deposits from, lend money to, act as financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Borrower or Affiliate thereof as if it were not the Agent hereunder and without duty to account therefor to the Purchasers.

12.20.3                      Exculpatory Provisions.   The Agent shall not have any duties or obligations except those expressly set forth in the Note Documents.  Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Note Documents that the Agent is required to exercise in writing by the Required Purchasers; provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Note Documents or applicable legal requirements, and (c) except as expressly set forth in the Note Documents, the Agent shall not have any duty to disclose or shall be liable for the failure to disclose, any information relating to any Note Party or any Affiliates thereof that is communicated to or obtained by the person serving as the Agent or any of its Affiliates in any capacity.  The Agent shall not be liable to Purchasers for any action taken or not taken by it with the consent or at the request of the Required Purchasers.  The Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Agent by Borrower or a Purchaser, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Note Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Note Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Note Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 3 or elsewhere in any Note Document other than to confirm receipt of items required to be delivered to the Agent.  Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

12.20.4                      Reliance by Agent.  The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent, or otherwise authenticated by a proper person.  The Agent also may rely upon any statement made to it orally and believed by it to be made by a proper person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the purchasing of the Notes, that by its terms must be fulfilled to the satisfaction of a Purchaser, the Agent may presume that such condition is satisfactory to such Purchaser unless the Agent shall have received written notice to the contrary from such Purchaser prior to the purchase of the Note.  The Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or advisors.

12.20.5                      Delegation of Duties.  The Agent may perform any and all of its duties and exercise its rights and powers by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by the Agent.  The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Affiliates of the Agent and any such sub-agent, and shall apply, without limiting the foregoing, to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agent.

12.20.6                      Successor Agent.  The Agent may resign as such at any time upon at least 30 days’ prior notice to the Purchasers and Borrower.  Upon any such resignation, the Required Purchasers shall have the right, in consultation with Borrower, to appoint a successor Agent from among the Purchasers.  If no successor shall have been so appointed by the Required Purchasers and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Purchasers, appoint a successor Agent, which successor shall be a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, in each case, having combined capital and surplus of at least $500,000,000; provided that if such retiring Agent is unable to find a commercial banking institution that is willing to accept such appointment and which meets the qualifications set forth above, the retiring Agent’s resignation shall nevertheless thereupon become effective and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Note Documents (except that in the case of any Collateral held by Agent on behalf of the Purchasers under the Note Documents, the retiring Agent shall continue to hold such Collateral until such time as a successor agent is appointed), and the Purchasers shall assume and perform all of the duties of the Agent under the Note Documents until such time, if any, as the Required Purchasers appoint a successor Agent.  Upon the acceptance of its appointment as the Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Note Documents.  After the Agent’s resignation hereunder, the provisions of this Section 12.20, Section 11, Section 12.3, and Section 12.12 shall continue in effect for the benefit of the retiring Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

12.20.7                      Non-Reliance on Agent and Other Purchasers.  Each Purchaser acknowledges that it has, independently and without reliance upon Agent or any other Purchaser or any of their respective Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Purchaser further represents and warrants that it has reviewed each document made available to it in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof.  Each Purchaser also acknowledges that it will, independently and without reliance upon the Agent or any other Purchaser or any of their respective Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Note Document or related agreement or any document furnished hereunder or thereunder.

12.20.8                      Indemnification.  The Purchasers severally agree to indemnify the Agent in its capacity as such and each of its Related Persons (to the extent not reimbursed by a Note Party and without limiting the obligation of the Note Parties to do so), ratably according to their respective outstanding Notes in effect on the date on which indemnification is sought under this Section 12.20.8 (or, if indemnification is sought after the date upon which the Notes shall have been paid in full, ratably in accordance with such outstanding Notes as in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, fines, penalties, actions, claims, suits, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Notes) be imposed on, incurred by or asserted against the Agent or Related Person in any way relating to or arising out of, this Agreement, any of the other Note Documents or any documents contemplated by or referred to herein or therein, or any of the other transactions contemplated hereby or thereby or any action taken or omitted by the Agent or Related Person under or in connection with any of the foregoing (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE AGENT OR RELATED PERSON); provided that no Purchaser shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, claims, suits, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements that are found by a final and nonappealable judgment of a court of competent jurisdiction to have directly resulted solely and directly from the Agent’s or Related Party’s, as the case may be, fraud, gross negligence or willful misconduct.  The agreements in this Section 12.20.8 shall survive the payment of the Notes and all other amounts payable hereunder.

12.20.9                      Specific Rights Regarding Collateral.

(a)           Agent and each Secured Party hereby appoint each other Secured Party as agent for the purpose of perfecting Agent's security interest in assets which, in accordance with the UCC in any applicable jurisdiction, can be perfected by possession or control.  Should any Secured Party (other than Agent) obtain possession or control of any such assets, such Secured Party shall notify Agent thereof, and, promptly upon Agent's request therefor, shall deliver such assets to Agent or in accordance with Agent's instructions or transfer control to Agent in accordance with Agent's instructions.  Each Secured Party agrees that it will not have any right individually to enforce or seek to enforce any Note Document or to realize upon any Collateral for the Obligations unless instructed to do so by Agent (or consented to by Agent, as provided in subsection (c) below), it being understood and agreed that such rights and remedies may be exercised only by Agent.

(b)           Without limiting the generality of the powers of Agent, as set forth above, Agent is hereby authorized to act as collateral agent for each Purchaser and each other Secured Party pursuant to each of the Note Documents.  In such capacity, Agent has the right to exercise all rights and remedies available under the Note Documents, the UCC and other applicable law.  Agent, as agent for all Secured Parties, shall be entitled at any such sale, with the consent of Required Purchasers, to offset any of the Obligations against the purchase price payable by Agent at such sale or to otherwise consent to a reduction of the Obligations as consideration to the applicable Note Party in connection with such sale.  Agent shall have the authority to take such other actions (either directly or through one or more acquisition vehicles) as it may deem necessary or desirable, and as may be approved by Required Purchasers, to consummate a sale of the type described in the immediately preceding sentences.  Agent shall have the authority, with the consent of Required Purchasers, to accept non-cash consideration in connection with the sale or other disposition of the Collateral, whether the purchaser is Agent, an entity formed by Agent as described above or any other Person.

(c)           Anything in this Agreement or any other Note Document to the contrary notwithstanding, each Secured Party hereby agrees with each other Secured Party and with Agent that no Secured Party shall take any action to protect or enforce its rights against any Note Party arising out of this Agreement or any other Note Document (including exercising any rights of set-off) without first obtaining the prior written consent of the Agent, it being the intent of Purchasers and the other Secured Parties that any such action to protect or enforce rights against any Note Party under this Agreement and the other Note Documents shall be taken in concert and at the direction or with the consent of Agent.

12.20.10                      Return of Payments; Sharing of Payments.

(a)           If Agent pays an amount to a Purchaser under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Purchaser on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the federal funds rate.

(b)           If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Note Document, Agent will not be required to distribute any portion thereof to any Purchaser.  In addition, each Purchaser will repay to Agent on demand any portion of such amount that Agent has distributed to such Purchaser, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(c)           If any Purchaser shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Note (other than pursuant to the terms of Section 2.7) in excess of its pro rata share of payments entitled pursuant to this Agreement, such Purchaser shall repay to Agent on demand the amount of such excess.  If under any applicable bankruptcy, insolvency or other similar law, any Purchaser receives a secured claim in lieu of a setoff to which this clause (c) applies, such Purchaser shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of Purchasers entitled under this clause (c) to share in the benefits of any recovery on such secured claim.

12.21           Amendment and Restatement.

Effective as of the Restatement Date, each Note Party hereby agrees to become a borrower, guarantor and obligor under, and to bind itself to, the Existing Note Purchase Agreement and Note Documents to which the Note Parties are bound generally (in each case, as modified and restated hereby), and, in such capacity, to assume and bind itself to all Obligations of the Note Parties thereunder (as modified and restated hereby).  The terms, conditions, agreements, covenants, representations and warranties set forth in and relating to the Existing Note Purchase Agreement are hereby amended, restated, replaced and superseded in their entirety (except as provided in the preamble to this Agreement) by the terms, conditions, agreements, covenants, representations and warranties set forth in this Agreement.  This Agreement does not extinguish the obligations, including, without limitation, obligations for the payment of money, outstanding under the Existing Note Purchase Agreement or discharge or release the obligations, which shall continue, as modified and restated hereby, without interruption and in full force and effect.  Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Existing Note Purchase Agreement, which shall remain in full force and effect, except in each case as amended, restated, replaced and superseded hereby or by instruments executed in connection herewith.  Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of any Note Party from any of their obligations or liabilities under the Note Documents, except in each case as amended, restated, replaced and superseded hereby or by instruments executed in connection herewith.  Each Note Party hereby ratifies, confirms and reaffirms any and all grants of security interests and pledges previously granted under the Existing Note Purchase Agreement and/or any Note Document by such Note Party, as applicable.  Each Note Party hereby confirms and agrees that the Existing Note Purchase Agreement and each Note Document to which it is a party is, and shall continue to be, in full force and effect and is hereby amended, restated, replaced and superseded hereby or by instruments executed in connection herewith, except that on and after the date hereof all references in any such Note Document to “the Agreement”, “thereto”, “thereof” “thereunder” or words of like import referring to the Existing Note Purchase Agreement shall mean the Existing Note Purchase Agreement as amended, restated, replaced and superseded by this Agreement.

13           DEFINITIONS

13.1           Definitions.  As used in the Note Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative.  As used in this Agreement, the following capitalized terms have the following meanings:

“A&R Closing Date” is defined in the preamble hereof.

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Acquisition” is (a) the purchase or other acquisition by Borrower of all or substantially all of the assets of any other Person, or (b) the purchase or other acquisition (whether by means of merger, consolidation, or otherwise) by Borrower of all or substantially all of the stock or other equity interest of any other Person.

“Acquisition Agreement” is the Purchase Agreement defined in the recitals hereto.

“Additional Notes” is defined in Section 2.1.5(a)(iii) of this Agreement.

“Additional BIA Warrant” is defined in Section 2.2(b). For avoidance of doubt, “Additional Warrant” shall include, if applicable, any Put Note (as defined in the Additional BIA Warrant) executed in connection therewith.

 “Additional Plexus Warrant” is defined in Section 2.2(b). For avoidance of doubt, “Additional Warrant” shall include, if applicable, any Put Note (as defined in the Additional Plexus Warrant) executed in connection therewith.

“Additional Takedown” is defined in Section 2.1.5(b)(i).

“Additional Warrant” is defined in Section 2.2(c). For avoidance of doubt, “Additional Warrant” shall include, if applicable, any Put Note (as defined in each Additional Warrant) executed in connection therewith.

“Adjusted Consolidated EBITDA” means for any period, the sum of Consolidated EBITDA of GTTI and its Subsidiaries for such period plus, to the extent a Permitted Acquisition has been consummated during such period, the Pro Forma EBITDA attributable to such Permitted Acquisition (but only that portion of Pro Forma EBITDA attributable to the portion of such period that occurred prior to the date such Permitted Acquisition was consummated). It is understood that for the purposes of Adjusted

Consolidated EBITDA, if during any period (each, a “Reference Period”) (or, in the case of pro forma calculations, during the period from the last day of such Reference Period to and including the date as of which such calculation is made) GTTI or any Subsidiary shall have made a Transfer or Permitted Acquisition, their EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Transfer or Permitted Acquisition occurred on the first day of such Reference Period; provided that such pro forma calculations shall give effect to operating expense reductions and other cost savings only to the extent that such reductions and savings would be permitted to be reflected in a pro forma financial statement prepared in compliance with Regulation S-X, are approved in writing by the Agent in its reasonable discretion and in any event are limited in the aggregate to no more than ten percent (10%) of Consolidated EBITDA for such period (or, in the case of the TiNet Acquisition, no more than $6,000,000, with periodic reductions as agreed between the Borrower and the Agent), without giving effect to any such reductions.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agent” is defined in the preamble hereof, and shall include any of its permitted successors and assigns in such capacity.

“Agreement” is defined in the preamble hereof.

“Amended and Restated Note” is defined in Section 2.1.5(a)(ii) of this Agreement.

“Applicable Laws” are all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

“Attributable Indebtedness” means, on any date, (a) in respect of any capitalized lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capitalized lease.

“BIA” is BIA Digital Partners SBIC II, LP, a Delaware limited partnership.

“BNY” is BNY Mellon-Alcentra Mezzanine III, L.P., a Delaware limited partnership.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors or other appropriate body and delivered by such Person to Agent approving the Note Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Note Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Note Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Note Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Agent and each Purchaser may conclusively rely on such certificate unless and until such Person shall have delivered to Agent a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of New York.

“Capital Expenditures” means, with respect to any Person for any period, the sum of (a) the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, plus (b) to the extent not covered by clause (a), the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or capitalized assets or the capital stock of any other Person.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) Senior Lender’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Cash Interest Portion” is defined in Section 2.3(a).

“Change of Control” is when:

(i)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of (i) 40% or more of the equity interests of GTTI entitled to vote for members of the board of directors or equivalent governing body on a fully-diluted basis (and taking into account all such equity interests that such “person” or “group” has the right to acquire pursuant to any option right);

(ii)           a majority of the members of the board or directors of GTTI do not constitute Continuing Directors; or

(iii)           any Note Party fails at any time to own, directly or indirectly, 100% of the equity interests of each Subsidiary thereof (if any) free and clear of all Liens (other than the Liens in favor of the Senior Lender or Agent and Purchasers hereunder), except where such failure is as a result of a transaction permitted by this Agreement.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank or International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

“Charter” means the Second Amended and Restated Certificate of Incorporation of GTTI, dated as of October 16, 2006, as the same may be amended, modified, restated, or supplemented from time to time in accordance with its terms and with this Agreement.

“Claims” is defined in Section 12.3.

“Closing Date” is defined in Section 3.2.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Note Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Agent’s and Purchasers’ Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A and for the purposes of this Agreement. The term “Collateral” shall also include the Secured Intercompany Note.  Notwithstanding any other provision of this Agreement to the contrary, Collateral shall not include, and no security interest shall be granted in, more than 65% of the equity interests in any direct or indirect Foreign Subsidiary of any Borrower.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commitment Amount” is defined in Section 2.1.5(a).

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

 “Commitment Termination Date” is December 31, 2013, which date may be extended with the consent of Agent and Purchasers in their sole discretion.

 “Common Stock” is defined in Section 2.2(b).

“Communication” is defined in Section 10.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of GTTI and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period plus (a) the following to the extent deducted in calculating such Consolidated Net Income:  (i) Consolidated Interest Charges, (ii) the provision for federal, state, local and foreign income taxes payable (including any franchise taxes to the extent based upon income), (iii) depreciation and amortization expense (including amortization of goodwill, debt issue costs and amortization under FAS Rule 123), (iv) other expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period (in each case of or by GTTI and its Subsidiaries for such Measurement Period), (v) extraordinary, unusual or nonrecurring expenses in an aggregate amount during any Measurement Period not to exceed amounts agreed to in writing by the Agent in its reasonable discretion, (vi) all costs, fees and expenses (including fees of counsel) paid by GTTI and its Subsidiaries in connection with the execution and delivery of the TiNet Acquisition Documents, this Agreement and the related Note Documents, (vii) any provision for the reduction in the carrying value of assets recorded in accordance with GAAP and any non-cash gains (or losses) resulting from mark to market activity as a result of the implementation of Statement of Financial Accounting Standards 133, “Accounting for Derivative Instruments and Hedging Activities,” (including specifically any non-cash charge in warrant fair market value or other non-cash compensation); (viii) any effect of any purchase accounting adjustments in connection with any Permitted Acquisition; (ix) any non-recurring fees and expenses (or any amortization thereof) related to Permitted Acquisitions, debt issuances (including amendments and waivers in connection with any such debt issuances), equity issuances or dispositions of assets, in each case whether or not consummated, in an aggregate amount (when combined with expenses referred to in clause (iv) above) during any Measurement Period not to exceed ten percent (10%) of Consolidated EBITDA for such Measurement Period; (x) the aggregate amount of all fees and expenses related to the TiNet Acquisition; minus (b) the following to the extent included in calculating such Consolidated Net Income:  (i) all non-cash items increasing Consolidated Net Income (in each case of or by the Parent and its Subsidiaries for such Measurement Period), (ii) any deferred income tax benefits and (iii) any interest income.

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination (i) prior to June 30, 2014, the ratio of (a) Adjusted Consolidated EBITDA for the period from the Restatement Date to such date of determination to (b) Consolidated Fixed Charges for such period, and (ii) after June 30, 2014, the ratio of (a) Adjusted Consolidated EBITDA for the most recently completed Measurement Period to (b) Consolidated Fixed Charges for the most recently completed Measurement Period.

“Consolidated Fixed Charges” means, at any date of determination, the sum of (i) the aggregate amount of all cash Capital Expenditures (other than any such Capital Expenditures made with the proceeds of Indebtedness permitted under this Agreement and other than capital expenditures made in a Permitted Acquisition), (ii) Consolidated Interest Charges paid in cash, (iii) Consolidated Scheduled Funded Debt Payments (as such scheduled principal payments (a) may be reduced as a result of any voluntary or mandatory prepayments of the principal amount of such Consolidated Funded Indebtedness for such period or any prior period or (b) otherwise adjusted pursuant to the terms of this Agreement), and (iv) the aggregate amount of federal, state, local and foreign income taxes paid in cash, in each case, of or by GTTI and its Subsidiaries for the most recently completed Measurement Period, other than any such taxes which are pass-through or similar taxes.

“Consolidated Funded Indebtedness” means, as of any date of determination, for GTTI and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) all Attributable Indebtedness, (f) without duplication, all guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than GTTI or any Subsidiary which shall be deemed to be an amount equal to the lesser of (x) the stated or determinable amount (inclusive of principal, interest, fees and other charges) of the primary obligation in respect of which such guarantee is made (or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith) or (y) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the agreement, document or instrument embodying such guarantee, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which GTTI or another Borrower is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to GTTI or such subsidiary.  For purposes of clarity, Consolidated Funded Indebtedness includes Consolidated Senior Funded Indebtedness but in no event includes intercompany loans.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all cash interest payments, in each case to the extent paid in cash and treated as interest in accordance with GAAP, but excluding any interest, premium payments, fees, commitment fees, charges and related expenses in connection with borrowed money paid on the Restatement Date, and excluding any interest payments related to intercompany loans, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by GTTI and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Interest Charges shall not include any upfront fees in connection with any issuance of Indebtedness, any agent fees and any expenses in connection with any issuance or amendment of Indebtedness (whether or not consummated).

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of GTTI and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) extraordinary gains, losses and charges for such Measurement Period, (b) any net gain or loss arising from the sale of capital assets, (c) any net gain or loss arising from any write-up or write-down of assets and (d) any for such Measurement Period.

“Consolidated Scheduled Funded Debt Payments” means for any period for GTTI and its Subsidiaries on a consolidated basis, the sum of all regularly scheduled principal payments or redemptions or similar acquisitions for value of Consolidated Funded Indebtedness, but excluding any such payments to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under Section 7.4 or otherwise related to intercompany loans.  For purposes of this definition, “scheduled principal payments” shall be deemed to include the Attributable Indebtedness.

“Consolidated Senior Funded Indebtedness” means, as of any date of determination, Consolidated Funded Indebtedness arising under the Senior Loan Agreement and the other Senior Loan Documents.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Adjusted Consolidated EBITDA for the most recently completed Measurement Period.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case directly or indirectly guaranteed, endorsed, co made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Continuing Director” is (a) any member of the board of directors of GTTI who was a director on the Initial Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Initial Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the board of directors in office at the Initial Closing Date in an actual or threatened election contest relating to the election of the directors of GTTI and whose initial assumption of office resulted from such contest or the settlement thereof.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Agent pursuant to which Agent (for the benefit of the Secured Parties) obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Costs and Expenses” are all audit fees and expenses, and reasonable costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Note Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings), whether incurred by a Purchaser or Agent.

“Debentures” means the debentures securing the Secured Intercompany Note, between Borrower and Intercompany Borrowers, dated as of April 30, 2012, as may be amended, restated, or otherwise modified in accordance with the terms hereof and thereof.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” is defined in Section 2.3(b).

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Required Purchasers at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“EBITDA” shall mean, for any period of measurement, (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense, plus (f) non-cash stock compensation expense and non-cash warrant expense, plus (g) at Required Purchasers’ discretion, other non-cash one-time charges reasonably acceptable to and approved by Required Purchasers, on a case-by-case basis.

“EMEA” is GTT-EMEA, LTD., a private limited liability company incorporated and registered in England and Wales with registration number 03580993 and whose registered office is located at 35 Vine Street, London EC3N 2AA.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equity Documents” means the Original Warrants, the Restatement Warrants, the Additional Warrants and the Charter.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Excluded Taxes” are, with respect to Agent and any Purchaser (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise Taxes imposed on it (in lieu of net income Taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which it is organized or in which its principal office is located or in which its applicable lending office does business, (b) any branch profits Taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which it is located, (c) in the case of any Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or designates a new lending office, (d) any Taxes imposed or any “withholding payment” payable to a recipient as a result of the failure of such recipient to satisfy the applicable requirements set forth in FATCA, (e) in the case of any U.S. Lender, any withholding tax that is properly withheld on amounts payable made to such U.S. Lender by a foreign Borrower at the time such U.S. Lender becomes a party to this Agreement or designates a new lending office, and (f) any U.S. federal backup withholding Taxes imposed as a result of payments under this Agreement (other than any backup withholding Taxes imposed as the result of a change in law after the date any Purchaser or other Lender becomes a party to this Agreement).

“European Credit Note” means that certain unsecured Intercompany Note in the original principal amount of $1,435,185.20 and dated as of April 30, 2013, by and between GTT EMEA, PACKETEXCHANGE (IRELAND) LTD., and PACKETEXCHANGE (EUROPE) LTD., jointly and severally, as borrowers thereunder, and GTTI.

“Event of Default” is defined in Section 8.

“Existing Note Purchase Agreement” is defined in the recitals hereto.

 “FATCA” means Sections 1471 through 1474, inclusive, of the IRC, and any current or future regulations thereunder or official interpretations thereof.

“First Anniversary” is the date that is 366 days after the Initial Closing Date.

“Fixed Charges” are, for any period of measurement, the sum of Borrower’s (a) cash interest payments made on all Indebtedness, plus (b) any regularly scheduled principal payments on outstanding Indebtedness (including, without limitation, principal amortization and prepayments of the Term Loan (as defined in the Senior Loan Agreement) but excluding payments of principal on the Revolving Credit Facility that do not result in a permanent reduction of the Revolving Credit Facility), plus (c) principal amortization of and interest payments on capitalized leases.  For avoidance of doubt, NLayer Earnout Payments shall not be included in Fixed Charges.

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Lender” means each Lender that is not a U.S. Lender.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Fourth Anniversary” is the date that is 365 days after the Third Anniversary

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other Tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, Taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“GTTA” is defined in the preamble.

“GTTI” is defined in the preamble.

“Guarantors” are any present or future guarantor of the Obligations, including, without limitation, GTT Global Telecom Government Services, LLC and TEK Channel Consulting, LLC.

“Guarantees” are the Amended and Restated Guarantees of even date executed by the Guarantors in favor of Agent and any additional guaranty which may previously have been entered into or which may be executed after the date of this Agreement with respect to the Obligations hereunder.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.  For avoidance of doubt, NLayer Earnout Payments shall not be included in Indebtedness.

“Indemnified Person” is defined in Section 12.3.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Initial BNY Warrant” is defined in Section 2.2(b). For avoidance of doubt, “Initial BNY Warrant” shall include, if applicable, any Put Note (as defined in the Initial BNY Warrant) executed in connection therewith.

“Initial Closing Date” is June 6, 2011.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code or the UK Insolvency Act 1986, or under any other bankruptcy or insolvency law in any jurisdiction, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following:

(a)           its Copyrights, Trademarks and Patents;

(b)           any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c)           any and all source code;

(d)           any and all design rights which may be available to a Borrower;

(e)           any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)           all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Intercompany Borrowers” are EMEA, PEIRL and PELTD, in their capacity as borrowers under the Secured Intercompany Note.

“Intercreditor Agreement” is that certain Intercreditor Agreement, dated as of the Restatement Date, by and among the Senior Lender, Agent and Purchasers and acknowledged by Borrower, as the same may be further amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Notes and other Indebtedness of Borrower and its Subsidiaries, if any, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Interest Payment Date” is defined in Section 2.3(f).

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“IP Agreement” is any Trademark Security Agreement executed and delivered by US Borrower or any Guarantor to Agent, including, without limitation, the Trademark Security Agreement delivered by certain US Borrowers and Guarantors on the Initial Closing Date.

“IRC” means the Internal Revenue Code of 1986, as amended.

“Joinder” means the Joinder Agreement in the form attached hereto as Exhibit D pursuant to which NT Neetwork will become a Borrower under this Agreement and the other Note Documents.

“Lender” means any Purchaser or any assignee, transferee, or holder of, or participant in, any of any Purchaser’s rights under this Agreement.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Agent’s and Purchasers’ Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Maturity Date” is June 6, 2016.

“Measurement Period” means the period of four (4) consecutive fiscal quarters most recently ended.

“Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries, if any,  for any period as at any date of determination, the net profit (or loss), exclusive of any extraordinary gains, after provision for Taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.

“NLayer” is defined in the preamble hereto.

“NLayer Acquisition” means the acquisition of NLayer by GTTA pursuant to that certain Stock Purchase Agreement, dated as of April 30, 2012, by and among NLayer, each of its shareholders party thereto, and GTTA, as buyer, and GTTA, as guarantor.

“NLayer Earnout Payments” means cash payments made by a Note Party pursuant to earn out liabilities incurred in connection with the NLayer acquisition, which payments shall not exceed $6,000,000 in the aggregate.

“Note” or “Notes” are defined in Section 2.1.5(a) of this Agreement, and also refer to each promissory note to be executed by Borrower in favor of each Purchaser in the form of Exhibit C appropriately completed, which shall be in the amount purchased by such Purchaser pursuant to this Agreement (including the Existing Note Purchase Agreement).

“Note Documents” are, collectively, this Agreement, the Equity Documents, the Intercreditor Agreement, each Debenture, each Guaranty, each Security Agreement, the Pledge Agreement, the Perfection Certificates, the IP Agreement, the Notes, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower any Guarantor and/or for the benefit of Agent or any Purchaser in connection with this Agreement, all as amended, restated, or otherwise modified.

“Note Party” or “Note Parties” are Borrower and each Guarantor.

“NT Network” is defined in the recitals hereto.

“Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Costs and Expenses and other amounts Borrower owes Agent or any Purchaser now or later, whether under this Agreement, the Note Documents, or otherwise, including, without limitation, all obligations relating to performance of Borrower’s duties under the Note Documents.

“Omnibus Ratification and Reaffirmation” means that certain Omnibus Ratification and Reaffirmation Agreement, dated as of the date hereof, by and among the Guarantors and Agent.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Restatement Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Original Notes” is defined in Section 2.1.5(a) of this Agreement.

“Original Purchaser” is defined in the recitals hereto.

“Original Warrants” means (i) that certain Common Stock Warrant, dated as of the Initial Closing Date, by and between GTTI and BIA, as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, (ii) that certain Common Stock Warrant, dated as of the November 9, 2011, by and between GTTI and BIA, as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, (iii) that certain Common Stock Warrant, dated as of the A&R Closing Date, by and between GTTI and Plexus, as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, and (iv) that certain Common Stock Warrant, dated as of December 31, 2012, by and between GTTI and Plexus, as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms. For avoidance of doubt, “Original Warrants” shall include, if applicable, any Put Note (as defined in the Original Warrants) executed in connection therewith.

“Other Taxes” means all present or future stamp or documentary Taxes or any other excise or property Taxes, changes or similar levies arising from any payment made hereunder or under any other Note Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Note Document.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment” means all checks, wire transfers and other items of payment received by Agent or any Purchaser (including proceeds of Accounts and payment of all the Obligations in full) for credit to outstanding Notes or, if the balance of the Notes has been reduced to zero, for credit to its Deposit Accounts.

“Perfection Certificate” is defined in Section 5.1.

“Performance Pricing Period” is, provided no Event of Default has occurred and is continuing, the period (i) commencing on the first (1st) day of the month following the Subject Month in which Borrower reports, for such Subject Month that Borrower has maintained its Consolidated Total Leverage Ratio (as calculated on a trailing twelve month basis) in an amount equal to or less than 2.00:1.00, as confirmed by Required Purchasers, in good faith (the “Performance Pricing Threshold”); and (ii) terminating on the earlier to occur of (A) the occurrence of a Default or an Event of Default; and (B) the first (1st) day of the month following the Subject Month in which Borrower fails to maintain the Performance Pricing Threshold, as determined by Required Purchasers, in their reasonable discretion.  Upon the termination of a Performance Pricing Period, Borrower must maintain the Performance Pricing Threshold each consecutive day for a complete Subject Month Ratio (as calculated on a trailing twelve month basis), as determined by Required Purchasers, in good faith, prior to entering into a subsequent Performance Pricing Period.  Borrower shall give Purchasers prior-written notice of Borrower’s intention to enter into any such Performance Pricing Period.

“PEIRL” is PACKETEXCHANGE (IRELAND) LTD., a company incorporated and existing under the laws of Ireland with registered number 372202 and whose registered address is at 24-26 City Quay, Dublin 2 Ireland.

“PELTD” is PACKETEXCHANGE (EUROPE) LTD., a company incorporated and registered under the laws of England and Wales with registration number 05164474 and whose registered office is located at Fourth Floor, 2 – 4 Great Eastern Street, London EC2A 3NT changing to 35 Vine Street, London EC3N 2AA.

“Permitted Acquisition” is, (i) the TiNet Acquisition and (ii) after the A&R Closing Date, any Acquisition disclosed to Purchasers and agreed to by Required Purchasers, provided that each of the following shall be applicable to any such Acquisition (other than the TiNet Acquisition):

(a)           no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition;

(b)           the entity or assets acquired in such Acquisition are in the same or similar line of Business as Borrower is in as of the date hereof;

(c)           the pro forma organizational structure of Borrower and its Subsidiaries shall be reasonably satisfactory to Required Purchasers;

(d)           Borrower shall have provided Purchasers evidence and reasonably detailed calculations satisfactory to Required Purchasers, in its sole discretion, that, after giving effect to such Acquisition, the net effect of such Acquisition shall be EBITDA accretive to Borrower on a pro forma basis for the 12 month period ended one year after the proposed date of consummation of such proposed Acquisition;

(e)           Borrower shall remain a surviving entity after giving effect to such Acquisition; if, as a result of such Acquisition, a new Subsidiary of Borrower is formed or acquired, Borrower shall cause such new Subsidiary to comply with the requirements of Section 6.12;

(f)           Borrower shall provide Purchasers with: (i) written notice of the proposed Acquisition at least ten (10) Business Days prior to the anticipated closing date of the proposed Acquisition, (ii) drafts of the acquisition agreement and all other material documents relative to the proposed Acquisition at least five (5) Business Days prior to the anticipated closing date of the proposed Acquisition, and (iii) fully executed copies of the acquisition agreement and all other material documents relative to the proposed Acquisition promptly after the closing date of the proposed Acquisition;

(g)           the total cash payable and liabilities assumed by Borrower (either directly or indirectly) for all such Acquisitions may not exceed Three Million Dollars ($3,000,000) in the aggregate per annum;

(h)           after giving effect to such acquisition, the Note Parties shall be in pro forma compliance with the Financial Covenants set forth in Section 6.9; and

(i)           the entity or assets acquired in such Acquisition shall not be subject to any Lien other than the first-priority Liens granted in favor of Agent and Purchasers and Permitted Liens, including, without limitation, purchase money Liens existing on Equipment when acquired, so long as the Lien is confined to the property and improvements and the proceeds of the Equipment.

 “Permitted Indebtedness” is:

(a)           Indebtedness under the Note Documents;

(b)           Indebtedness outstanding on the date hereof and listed on Schedule 13.1(a), and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder plus any accrued but unpaid interest thereon and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension;

(c)           Indebtedness in respect of capitalized leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in clause (i) of the definition of Permitted Liens; provided, however, that, the aggregate amount of all such Indebtedness at any one time outstanding hereunder shall not exceed $250,000;

(d)           the Senior Debt and Subordinated Debt, if any;

(e)           guarantees by GTTI or Borrowers of Indebtedness of any Note Party and by any Note Party of Indebtedness of the Borrowers or any other Guarantor, provided that such Indebtedness is otherwise permitted by this definition;

(f)           other unsecured Indebtedness of GTTI and the Borrower and the Borrower’s Subsidiaries, in an aggregate principal amount, when added to the Indebtedness incurred under subsection (c) above shall not exceed $500,000 at any time outstanding;

(g)           obligations (contingent or otherwise) of GTTI or the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;”

(h)           (A) secured intercompany Indebtedness evidenced by the Secured Intercompany Note and unsecured intercompany Indebtedness evidenced by the European Credit Note in an aggregate amount not to exceed $9,000,000 and (B) intercompany Indebtedness amongst Loan Parties and their Subsidiaries (provided, that GTTI and the other Borrowers shall not make intercompany loans or advances to any Foreign Subsidiary (other than the Secured Intercompany Note and the European Credit Note) which, when taken together with the outstanding principal amount of other such loans exceeds and aggregate principal amount of $1,000,000 outstanding at any one time).

(i)            (A) unsecured Indebtedness assumed upon consummation of a Permitted Acquisition, provided that such Indebtedness would otherwise be permitted under this definition, and was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition and (B) unsecured Indebtedness to sellers in respect of the purchase price for a Permitted Acquisition, which

Indebtedness shall be subordinated to the Obligations on terms reasonably acceptable to the Agent (“Permitted Seller Debt”); in an aggregate principal amount for subclauses (A) and (B) not to exceed $250,000 outstanding at any time;

(j)           Indebtedness incurred in favor of insurance companies (or their financing affiliates) in connection with the financing of insurance premiums;

 (k)         Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts to the extent incurred in the ordinary course of business;

(l)           Indebtedness consisting of promissory notes issued by any Note Party to former, future or current officers, directors, consultants or employees of GTTI or Borrower and any of their respective Subsidiaries or their respective estates to finance the purchase or redemption of equity securities of the Borrower to the extent the permitted by Section 7.7;

(m)         Indebtedness consisting of earnouts, indemnification, adjustment of purchase price, working capital adjustments or similar adjustments incurred in connection with a Permitted Acquisition or a Transfer permitted under Section 7.1;

(n)          obligations in respect of surety, stay, customs and appeal bonds, performance bonds and performance and completion guaranties and obligations of a like nature incurred in the ordinary course of business or obligations in respect of letters of credit related thereto;

(o)           reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including in respect of bids, trade contracts, governmental contracts and leases (other than for the repayment of Indebtedness), statutory obligations, workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers compensation claims; and

(p)           non-cash accruals of interest, accretion or amortization of original issue discount and/or pay-in-kind interest with respect to Indebtedness permitted under this definition.

“Permitted Investments” are:

(a)           Investments shown on the Perfection Certificate and existing on the Restatement Date;

(b)           Cash Equivalents;

(c)           Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower’s business;

(d)           Cash Investments (i) by Borrower in Subsidiaries that are Guarantors which have executed a Security Agreement; (ii) by Borrower in Subsidiaries that are not Guarantors, not to exceed an aggregate amount of Five Hundred Thousand Dollars ($500,000) per annum and (iii) by Subsidiaries in other Subsidiaries that are not Guarantors, not to exceed an aggregate amount per annum of Five Hundred Thousand Dollars ($500,000); provided that no Default or Event of Default shall exist at the time of such Investment or result therefrom.

(e)           Cash Investments (other than the Secured Intercompany Note and the European Credit Note) by any Note Party in any Subsidiary that is not a Note Party, in an aggregate amount for all such Investments in such Subsidiaries, together with Indebtedness permitted in connection with clause (d) of the definition of “Permitted Indebtedness”, not to exceed One Million ($1,000,000) in any fiscal year,

(f)           Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s board of directors; and

(g)           Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; and

(h)           Cash Investments (i) by any Note Party in any other Note Party; (ii) by Subsidiaries that are not a Note Party in Guarantors or in Borrower, and (iii) in the Intercompany Borrowers in connection with the Secured Intercompany Note and the European Credit Note.

“Permitted Liens” are:

(a)           Liens pursuant to any Loan Document;

(b)           Liens existing on the date hereof and listed on Schedule 13.1(b) and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by clause (b) of the definition of Permitted Indebtedness, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by clause (b) of the definition of Permitted Indebtedness;

(c)           Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)           landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)           pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)           deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)           easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)           Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.7 or securing appeal or other surety bonds related to such judgments;

(i)           Liens securing Indebtedness permitted under clause (c) of the definition of Permitted Indebtedness, provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of the acquisition;

(j)           Liens securing the Senior Debt, the Secured Intercompany Note or Indebtedness permitted under clause (d) of the definition of Permitted Indebtedness;

(k)          any interest or title of a lessor or sublessor under any lease of real estate that is not prohibited by any Note Document;

(l)           Liens solely on any cash earnest money deposits made by GTTI or Borrower and any of their respective Subsidiaries in connection with any letter of intent or purchase agreement that is not prohibited by any Note Document, provided, that, (i) the aggregate amount of any such deposits shall not at any time exceed Two Hundred and Fifty Thousand Dollars ($250,000) and (ii) any such deposits shall be made solely in connection with Permitted Acquisitions;

(m)           purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(n)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(o)           any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property;

(p)           Liens consisting of non-exclusive licenses of the rights to use the Intellectual Property in the ordinary course of business and substantially consistent with past practice;

(q)           Reserved;

(r)           normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(s)           Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(t)           Liens on insurance premium refunds and insurance proceeds granted in favor of insurance companies (or their financing affiliates) in connection with the financing of insurance premiums;

(u)           Liens consisting of an agreement to Transfer any property in a Transfer permitted under Section 7.1 solely to the extent such Transfer would have been permitted on the date of the creation of such Lien; and

(v)           Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary, and any modification, replacements or renewals thereof; provided that (i) such Lien was not created in contemplation of such acquisition, (ii) such Lien does not extend to or cover any other property (other than the proceeds or products thereof) and (iii) any Indebtedness secured thereby is permitted under the definition of Permitted Indebtedness.

“Permitted Seller Debt” is defined in the definition of Permitted Indebtedness.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Pledge Agreement” is that certain Second Amended and Restated Pledge Agreement, dated as of the Restatement Date, by and among Borrower, Guarantors and Agent.

“Plexus” means Plexus Fund II, L.P., a Delaware limited partnership.

“PIK Interest” is defined in Section 2.3(a).

“Prepayment Premium” is with respect to any prepayment pursuant to Section 2.1.5(d) or remittance of proceeds pursuant to Sections 6.4 or Section 6.7, whether before or after an Event of Default, (i) four percent (4%) of the amount prepaid if such prepayment occurs at any time after the Initial Closing Date but on or before the First Anniversary; (ii) three percent (3%) of the amount prepaid if such prepayment occurs at any time after First Anniversary but on or before the Second Anniversary; (iii) two percent (2%) of the amount prepaid if such prepayment occurs at any time after the Second Anniversary but on or before the Third Anniversary; (iv) one percent (1%) of the amount prepaid if such prepayment occurs at any time after the Third Anniversary but on or before the Fourth Anniversary; and (v) zero percent (0%) of the amount prepaid if such prepayment is made at any time thereafter.

“Processing Fee” is defined in Section 2.4(a).

“Pro Forma EBITDA” means, with respect to any Target (including TiNet) acquired in a Permitted Acquisition, such Target’s earnings before interest, income taxes, amortization and depreciation, and corporate overhead and one-time charges (including severance) (in both cases, to the extent not expected to be ongoing after the consummation of the Acquisition), as calculated in accordance with GAAP in the case of TiNet, calculated in the manner set forth in Section 6.9(e), and in the case of other Targets, for the most recent twelve (12) month period as shown on financial statements which are made available to the Agent prior to the consummation of the Permitted Acquisition, calculated by the Borrower and acceptable to the Agent in its sole discretion, with such adjustments as can be verified and demonstrated by the Borrower and acceptable to the Agent in its sole discretion.

“Purchaser” and “Purchasers” are defined in the preamble hereof, and shall include any Lender and any permitted successors and assigns thereof.

“Purchaser Entities” is defined in Section 12.10.

“Reference Period” is defined in the definition of Adjusted Consolidated EBITDA.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Related Person” is, with respect to any person, (a) each Affiliate of such person and each of the officers, directors, partners, trustees, employees, affiliates, shareholders, advisors, agents, attorneys-in-fact and controlling persons of each of the foregoing, and (b) if such person is the Agent, each other person designated, nominated or otherwise mandated by or assisting the Agent pursuant to Section 12.20.5 or any comparable provision of any Note Document.

“Required Purchasers” means Purchasers holding more than 50% of the outstanding principal amount of all Notes held by all Purchasers.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Restatement Date” is defined in the preamble hereto.

“Restatement Note” is defined in Section 2.1.5(a)(ii).

“Restatement Warrant” is defined in Section 2.2(b). For avoidance of doubt, “Restatement Warrant” shall include, if applicable, any Put Note (as defined in each Restatement Warrant) executed in connection therewith.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with Agent’s or any Purchaser’s right to sell any Collateral.

“Revolving Credit Facility” is as defined in the Senior Loan Agreement as in effect on the date hereof.

“Second Anniversary” is the date that is 365 days after the First Anniversary.

“Secured Intercompany Note” is that certain Secured Intercompany Note, with an original principal amount equal to $7,500,000.00, dated as of the Initial Closing Date, by and between Borrower, as holder thereunder, and the Intercompany Borrowers, collectively, jointly and severally, as borrowers thereunder, as the same may be amended, restated, or otherwise modified from time to time with written consent of Required Purchasers.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Secured Parties” means Agent and each Purchaser.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Securities Act” is defined in Section 2.2(d).

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, and Sarbanes-Oxley, each as amended.

“Security Agreement” is any Security Agreement executed and delivered by any Guarantor to Agent, including, without limitation, each Amended and Restated Security Agreement delivered by each Guarantor on the A&R Closing Date.

“Senior Debt” is “Senior Priority Obligations” as such term is defined in the Intercreditor Agreement as in effect on the date hereof.

 “Senior Lender” is “Senior Creditor” as such term is defined in the Intercreditor Agreement.

“Senior Loan Agreement” is “Senior Credit Agreement” as such term is defined in the Intercreditor Agreement.

“Senior Loan Documents” is as defined in the Intercreditor Agreement.

“Subject Month” is the latest calendar month for which Borrower has timely delivered the reports and schedules required pursuant to Section 6.2(a) hereof.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Purchasers (pursuant to a subordination, intercreditor, or other similar agreement in form and substance reasonably satisfactory to Required Purchasers entered into between Agent and the other creditor), on terms reasonably acceptable to Required Purchasers.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower or Guarantor.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the bankruptcy or insolvency of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Target” means the Person, the business or division of any Person or substantially all of the assets of a Person, acquired in an Acquisition (including, for the avoidance of doubt, the TiNet Acquisition).

 “Tax” or “Taxes” means all present or future Taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Third Anniversary” is the date that is 365 days after the Second Anniversary.

“TiNet” means NT Network Services LLC, SCS, a limited partnership organized under the laws of Luxembourg.

“TiNet Acquisition” is defined in the recitals hereto.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

“US Borrower” is, singly and collectively, jointly and severally, each Borrower.

“U.S. Lender” means any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the IRC.

“WBS” is defined in the preamble.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Restatement Date.

BORROWER:

GLOBAL TELECOM & TECHNOLOGY, INC.		GLOBAL TELECOM & TECHNOLOGY AMERICAS, INC.

By:	/s/ Richard D. Calder, Jr.	By:	/s/ Richard D. Calder, Jr.
Name:	Richard D. Calder, Jr.	Name:	Richard D. Calder, Jr.
Title:	President and Chief Executive Officer	Title:	President and Chief Executive Officer

PACKETEXCHANGE INC.		WBS CONNECT LLC

By:	/s/ Richard D. Calder, Jr.	By:	/s/ Richard D. Calder, Jr.
Name:	Richard D. Calder, Jr.	Name:	Richard D. Calder, Jr.
Title:	President and Chief Executive Officer	Title:	CEO and President of the Sole Managing Member

PACKETEXCHANGE (USA), INC.		NLAYER COMMUNICATIONS, INC.

By:	/s/ Richard D. Calder, Jr.	By:	/s/ Richard D. Calder, Jr.
Name:	Richard D. Calder, Jr.	Name:	Richard D. Calder, Jr.
Title:	President and Chief Executive Officer	Title:	President and Chief Executive Officer

COMMUNICATION DECISIONS-SNVC, LLC		CORE180, LLC

By:	/s/ Richard D. Calder, Jr.	By:	/s/ Richard D. Calder, Jr.
Name:	Richard D. Calder, Jr.	Name:	Richard D. Calder, Jr.
Title:	President and Chief Executive Officer	Title:	President and Chief Executive Officer

ELECTRA LTD.		IDC GLOBAL, INC.

By:	/s/ Richard D. Calder, Jr.	By:	/s/ Richard D. Calder, Jr.
Name:	Richard D. Calder, Jr.	Name:	Richard D. Calder, Jr.
Title:	President and Chief Executive Officer	Title:	President and Chief Executive Officer

Amended and Restated Note Purchase Agreement

AGENT AND PURCHASER:

BIA DIGITAL PARTNERS SBIC II LP, as Agent and as a Purchaser

By:	BIA Digital Partners II LLC
Its:	General Partner

By:	/s/ Lloyd Sams
Name:	Lloyd Sams
Title:	Managing Principal

Amended and Restated Note Purchase Agreement

PURCHASER:

PLEXUS FUND II, L.P., as a Purchaser

By:	Plexus Fund II GP, LLC
Its:	General Partner

By:	/s/ Robert R. Anders, Jr.
Name:	Robert R. Anders, Jr.
Title:	Manager

BNY MELLON-ALCENTRA MEZZANINE III, L.P., as a Purchaser

By:	BNY Mellon-Alcentra Mezzanine III (GP), L.P.
Its:	General Partner

By:	/s/ Justin Kaplan
Name:	Justin Kaplan
Title:	Senior Vice President